SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D. C. 20549

                                    FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTERSPACE ENTERPRISES, INC.
          (Name of Small Business Issuer as Specified in its charter)

       Colorado                                              84-1283938
       --------                                              ----------
(State or jurisdiction of      (Primary Standard          (I.R.S. Employer
    incorporation or       Industrial Classification     Identification No.)
      organization)               Code Number)

                              7825 Fay Avenue, #200
                           La Jolla, California 92037
                                 (858) 456-3539
    (Address, including ZIP Code, and telephone number of principal executive offices and principal place of business)

                                Andrew P. Patient
                              7825 Fay Avenue, #200
                           La Jolla, California 92037
                                 (858) 456-3539
           (Name, address and telephone number of agent for service.)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              W. Andrew Stack, Esq.
                            9123 Spinning Leaf Cove
                              Austin, Texas 78735
                                 (918) 633-2830


Approximate date of proposed distribution and sale to the public: Any time after the effective date of the Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, pleases check the following box and list the Securities Act registration statement number of the earlier registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
 Title of each      Maximum        Proposed        Proposed       Amount of
   class of       amount to be    aggregated        maximum     registration fee
securities to be   registered   offering price     aggregate         (1)(2)
  registered                    per unit (1)(2)  offering price
                                                    (1)(2)
--------------------------------------------------------------------------------
Common stock,    25,000,000(3)      $0.09        $2,250,000          $537.75
par value
$0.0001 per
share
--------------------------------------------------------------------------------
Common stock,    28,196,991(4)      $0.09        $2,537,729          $606.52
par value
$0.0001 per
share
--------------------------------------------------------------------------------
Options to        7,000,000(5)      $0.09          $630,000          $150.57
purchase common
stock, par value
$0.0001 par value
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(2)     Estimated  pursuant  to  rule  457(c)

(3) This amount represents common shares that the Company reasonably expects to sell within two years of the effective date of this registration statement pursuant to Rule 415, from which sale the Company expects to receive monetary benefit.

(4) This amount represents common shares to be registered and sold by certain selling shareholders described in the registration statement from which the Company will receive no monetary benefit.

(5) This amount represents options to purchase common shares to be registered by certain selling shareholders described in the registration statement from which the company will receive monetary benefit upon exercise.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


PART  I-INFORMATION  REQUIRED  IN  PROSPECTUS

Item  1:  Front  of Registration Statement and Outside Front Cover of Prospectus

(1)     Registrant's  Name.  Interspace  Enterprises,  Inc.

(2) Title and amount of securities. All of the shares of common stock, $0.0001 par value, (the "Common Stock") offered hereby (the "Offering") are being sold by certain shareholders who are registering 28,196,991 shares issued under the terms of a debenture and the conversion of said debenture into common shares of the company, and options to purchase 7,000,000 shares issued to certain investors, all of which carried certain piggyback registration rights. In addition, the company is shelf registering an additional 25,000,000 shares of common stock, an amount which it reasonably believes may be sold within the next two years. This prospectus may be used only in connection with the resale of 61,196,991 shares of common stock of Interspace Enterprises, Inc. by the selling stockholders listed on page 13 of this prospectus.

(3) Offering price of the securities. The company is offering 25,000,000 shares of common stock for cash. Such offering will be made at the then applicable market rate. Because our stock is highly volatile, it is impossible to determine the price at which these shares will be sold. For purposes of this registration statement, we have calculated the offering price at $0.09 per share, the average trading price on February 5, 2002. On February 5, the low and high bid prices for the common stock on the Bulletin Board were $0.085 and $0.095, respectively.

(4) Our common stock is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "ITET."

(5) INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS OUTLINED IN THIS PROSPECTUS BEGINNING ON PAGE 7 BEFORE MAKING A DECISION TO INVEST IN OUR COMPANY.

(7) Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

(8) The information in this prospectus is not complete and may be changed. The corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(9)     The  date  of  this  Prospectus  is  February  6,  2002.

Item  2:  Inside  Front  and  Outside  Back  Cover  Pages  of  Prospectus

TABLE  OF  CONTENTS

PART  I:  INFORMATION  REQUIRED  IN  PROSPECTUS
Item  1:  Front  and  Outside  Front  Cover  of  Registration  Statement       3
Item  2:  Inside  Front  and  Outside Back Cover Pages of
          Registration Statement                                               4
Item  3:  Summary  Information                                                 5
Item  4:  Use  of  Proceeds                                                   12
Item  5:  Determination  of  Offering  Price                                  12
Item  6:  Dilution                                                            13
Item  7:  Selling  Shareholders                                               13
Item  8:  Plan  of  Distribution                                              15
Item  9:  Litigation  Proceedings                                             15
Item  10: Director,  Executive  Officers,  Promoters  and  Control  Persons   15
Item  11: Security  Ownership  of  Certain  Beneficial  Owners                17
Item  12: Description  of  Securities                                         18
Item  13: Interest  and  Named  Experts  and  Counsel                         18
Item  14: Disclosure  of  Commission  Position  on  Indemnification           19
Item  15: Organization  Within  the  Last  Five  Years                        19
Item  16: Description  of  Business                                           20
Item  17: Management's  Discussion  and  Analysis  of  Plan  of  Operation    36
Item  18: Description  of  Property                                           37
Item  19: Certain  Relationships  and  Related  Transactions                  37
Item  20: Market  for  Common  Equity  and  Related  Stockholders  Matters    37
Item  21: Executive  Compensation                                             38
Item  22: Financial  Statements                                               39
Item  23: Changes  In  and  Disagreements  With  Accountants  on
          Accounting  and  Financial  Disclosure                              56

PART  II: INFORMATION  NOT  REQUIRED  IN  REGISTRATION  STATEMENT
Item  24: Indemnification  of  Directors  and  Officers                       56
Item  25: Other  Expenses  of  Issuance  and  Distribution                    57
Item  26: Recent  Sales  of  Unregistered  Securities                         57
Item  27: Exhibits                                                            57
Item  28: Undertakings                                                        58

Signatures

Item  3:  Summary  Information  and  Risk  Factors

                           FORWARD-LOOKING STATEMENTS

     This Registration Statement contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus are forward-looking statements. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Although such forward-looking statements (and the assumptions upon which they are based) reflect Interspace Enterprises, Inc.'s current reasonable judgment regarding the direction of its business, actual results will almost always vary, sometimes materially. Interspace Enterprises, Inc. undertakes no obligation to release publicly any revisions to any such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated results. The information contained in this Prospectus, including without limitation the information under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could affect actual results, and Interspace Enterprises, Inc.'s forward-looking statements are expressly qualified in their entirety by such factors.


                               PROSPECTUS SUMMARY

     This summary highlights information about the Offering and Interspace Enterprises, Inc. that we believe will be important to you. You should read the entire prospectus including the financial statements for a complete understanding of our business and this Offering.

                                   The Company

     InterSpace Enterprises, Inc., a Delaware corporation, was formed on June 30, 1998. Following incorporation, the InterSpace Delaware founders, developed a preliminary business plan for the PlanetLotto lottery and game show, raised seed capital, and began to negotiate with various foreign governments to host the PlanetLotto lottery. For the purposes of becoming a publicly traded company, InterSpace Enterprises acquired all of the outstanding shares of common stock of Marathon Marketing Corporation, a Colorado corporation. After acquiring all of the Marathon Marketing common stock, InterSpace Delaware merged into its subsidiary on April 17, 2000, changing its name to InterSpace Enterprises, Inc. Thereafter, the Company has begun to implement the business plan and carry on the business activities previously initiated by Interspace Delaware. The Company assumed, performed and became responsible for all assets, contracts, liabilities, obligations and agreements of InterSpace Delaware as a result of the Merger. Additionally, the company made the necessary filings to become a fully reporting 12(g) publicly traded company and subsequently received approval to begin trading of its common stock on the NASD Over-The-Counter Bulletin Board market under the symbol "ITET".

     Interspace Enterprises, Inc. is the exclusive marketer of the planetlotto.com lottery, hosted and operated by the International Lottery in Liechtenstein Foundation, under the rules and regulations of the Government of Liechtenstein. The Company's lottery will be marketed predominantly through Internet marketing channels. The Company's web site, www.planetlotto.com, will be marketed as potentially the single largest online lottery, with the ability to draw massive player interest and produce weekly jackpots previously unimaginable online. The web site also web casts our weekly PlanetLotto draw, which can be viewed live through the web site, via streaming video. The Company's principal revenue stream is derived directly from a portion of the proceeds of every transaction on the Planetlotto.com web site.

                                  The Offering

     We are registering 26,371,658 Shares of Common stock previously sold under Rule 144 under which certain piggyback registration rights were granted. In addition, we are registering 7,000,000 options to purchase common stock of Interspace on a 1 for 1 conversion basis. Interspace is also shelf registering 25,000,000 shares of common stock.


                         SUMMARY OF CERTAIN INFORMATION

     This summary is qualified by the more detailed information set forth elsewhere in this Prospectus, which should be read in its entirety. When used with reference to periods after the Stock Distribution (as defined below), the terms the "Company" mean Interspace Enterprises, Inc.

--------------------------------------------------------------------------------
INTERSPACE  ENTERPRISES,  INC.          Owner  of  www.planetlotto.com.  A
                                        Colorado  corporation.
--------------------------------------------------------------------------------
MANAGEMENT                              It  is  expected that all current Senior
                                        management of the Company who have
                                        extensive  experience  in  the  business
                                        will remain in their current capacities
                                        with  the Company.  For information
                                        regarding employment agreements with
                                        certain senior management of the
                                        Company,  see  page  15.
--------------------------------------------------------------------------------
SHARES OUTSTANDING                      111,490,556  as  of  January  23,  2002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RISK  FACTORS                           Stockholders should  carefully  consider
                                        the risk factors associated with
                                        investing in our common stock.  A
                                        detailed description of the associated
                                        risks are contained in the Section
                                        titled "Risk Factors" beginning on
                                        page 7.
--------------------------------------------------------------------------------
TRADING  MARKET                         Nasdaq Over-The-Counter Bulletin  Board
--------------------------------------------------------------------------------
STOCK  TICKER  SYMBOL                   "ITET" is the current  symbol  of  the
                                         Company
--------------------------------------------------------------------------------
TRANSFER  AGENT  AND  REGISTRAR         Executive Registrar and Transfer
                                        Agency,  Inc.
--------------------------------------------------------------------------------
DIVIDEND  POLICY                        The  Company  has  no  current plans to
                                        declare  or  issue  a  dividend.
--------------------------------------------------------------------------------
PRINCIPAL  OFFICE                       7825  Fay  Avenue,  Suite  200
                                        La  Jolla,  California  92037
                                        (858)  456-3539
--------------------------------------------------------------------------------

                                  Risk Factors

OUR  SECURITIES  ARE HIGHLY SPECULATIVE.  YOU SHOULDN'T PURCHASE THEM UNLESS YOU
CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES.

     An investment in this Offering is highly speculative and involves a high degree of risk. Prior to the purchase of any Shares, a prospective investor should carefully consider the following risk factors, as well as other information contained in this Offering Circular, including the financial statements and notes contained elsewhere in this document. The Shares should not be purchased by persons who cannot afford the loss of their entire investment. This Prospectus contains certain forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under "Risks Factors" and elsewhere in this Prospectus.

FACTORS  AFFECTING  THE  COMMON  STOCK

     Possible Volatility of Stock Price. Trading prices are influenced by many factors, including the depth and liquidity of the market for the Common Stock, quarterly variations in operating results, announcements of new publications, acquisitions or technological innovations by Interspace Enterprises, Inc. or its competitors, Interspace Enterprises' dividend policy, the possibility of future sales of Common Stock by Interspace Enterprises, Inc. or its significant stockholders, the operating and stock price performance of other companies that investors may deem comparable to Interspace Enterprises, Inc., changes in financial estimates by securities analysts, investor perception of Interspace Enterprises, Inc. and the prospects for its businesses, and general economic and stock market conditions.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, Interspace Enterprises, Inc. ability to raise additional capital in the equity markets could be adversely affected.

     It is Unlikely that our Company Will be Able to Continue as a Going Concern Without a Significant Improvement in Our Financial Condition, Which has Constrained our Ability to Finance Acquisitions, Web and Internet Development and Other Operating Expenses as Needed.

     Our ability to continue operations is dependent upon our continued sale of our securities for funds to meet our cash requirements, and as a result, our ability to continue as a going concern is doubtful.

     Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, including our acquisition and expansion strategy even if we are making progress towards implementing our business plan and attracting new players. The longer the duration of the business plan implementation, the more unlikely it is that we will be able to raise such funds on favorable terms to us or at all, or that any funds raised will be sufficient to complete implementation of the business plan to the point where revenues will be sufficient to sustain our operations and meet our expenses. There is no assurance that the business plan, if and when fully implemented, and additional financing from the sale of our common stock will improve our financial condition.

     We may not be able to obtain additional financing on favorable terms to us, if at all. If adequate funds are not available, or are not available on terms favorable to us, we may not be able to effectively continue or complete the implementation of our business plan.

     Penny Stocks. Because Our Shares Are 'Penny Stocks,' You May Be Unable to Resell Them in The Secondary Market. A "penny stock" is an equity security with a market price of less than $5 per share which is not listed on the NASDAQ or another national securities exchange. Due to the extra risks involved in an investment in penny stocks, federal securities laws and regulations require broker/dealers who recommend penny stocks to persons other than their established customers and accredited investors to make a special written suitability determination for the purchaser, provide them with a disclosure schedule explaining the penny stock market and its risks, and receive the purchaser's written agreement to the transaction prior to the sale. These requirements limit the ability of broker/dealers to sell penny stocks. Also, because of the extra requirements, many broker/dealers are unwilling to sell penny stocks at all. As a result, you maybe unable to resell the stock you buy as a result of this offering and could lose your entire investment.

     No Assurance of Continued NASD Listing. Subsequent to this offering, there are no assurances that a public trading market shall continue to exist for the common stock of Interspace Enterprises. There can be no assurance that a public trading market for the common stock will be sustained, although we anticipate that it will continue on the OTC Bulletin Board. Consequently, there can be no assurance that a regular trading market, other than Bulletin Board trading, for our securities will develop in the future. If a trading market does in fact develop for the securities offered hereby, there can be no assurance that it will be maintained. If for any reason such securities fail to maintain their listing on the Bulletin Board, the listing is not maintained, or a public trading market ceases to exist, holders of our securities may have difficulty in selling their securities should they desire to do so.

OTHER  RISK  FACTORS

     Development Stage Company. We have just recently emerged from the development stage, however our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of an operating history. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new technology, and the competitive environment in which we will operate. In order to achieve profitability, we will need to successfully complete development of certain products, hire and manage additional staff for administrative, marketing and sales related functions, and effectively service clientele. We are just beginning to face the challenges of moving from a development stage company to an operating company, and no assurances can be given as to whether such transition will take place smoothly or the likelihood of success in the transition.

     Limited Operating History; Recent Losses; No Assurances of Profitability. Interspace Enterprises, Inc. was incorporated in 1998 and, has just begun to generate revenues as of December 20, 2001. Accordingly, we have a very limited operating history, which makes the prediction of future results difficult or impossible. We have incurred significant net losses since inception of approximately of $2,897,298. As of September 30, 2001, we have negative Shareholders' Equity of approximately $(410,912). We generally are unable to significantly reduce expenses in the short-term to compensate for any expected revenue short fall. Accordingly, any significant short fall of revenues in relation to our expectation would have an immediate adverse effect on our business, financial conditions and results of operation. There can be no assurance that we will be profitable in any future period and recent operating results should not be considered indicative of future financial performance. We are subject to the risk inherent in the operation of a new business enterprise and there can be no assurance that we will be able to successfully address these risks. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Requirement of Audited Financial Information for Businesses That May Be Acquired We are currently subject to the periodic reporting requirements of the

Exchange Act. Current reports will be required each time a reportable event occurs relating to our business affairs. Should we contemplate the acquisition of a significant amount of assets of another company or of the other company itself, it will be required to provide the Securities and Exchange Commission with certified financial statements of the company or companies to be acquired. No assurances can be given that such certified financial statements of a contemplated acquisition will be available to us. We may, therefore, be precluded from making such acquisition or acquisitions if the requisite financial information is unavailable or can only be obtained at excessive cost to us.

     We Are Subject to Risks Associated with Dependence on the Internet and Internet Infrastructure Development. Our success will depend in large part on continued growth in, and the use of, the Internet. There are critical issues concerning the commercial use of the Internet which remain unresolved. The issues concerning the commercial use of the Internet which we expect to affect the development of the market for our products and services include:

    .  security               .  ease  of  access
    .  reliability            .  quality  of  service
    .  cost                   .  necessary increases in bandwidth availability

The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon traditional means of commerce and communications, generally will require that these enterprises accept a new medium for conducting business and exchanging information. These entities likely will accept this new medium only if the Internet provides them with greater efficiency and an improved arena for commerce and communication.

     We Are Subject to Risk of Computer And Communication Systems Failure Which May Hinder Our Ability to Operate Successfully. Our success, in particular our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. We contract with a third party to host and maintain our Web site. While we contract with a third party to provide back up web hosting services, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and other third party events and Acts of God. We carry no business interruption insurance to compensate us for losses that may occur. In addition, our security mechanisms or those of our suppliers may not prevent security breaches or service breakdowns. Despite our implementation of security measures, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These events could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill orders.

     The Internet May Become Subject to Additional Government Regulation, Which Could Affect Our Operations or Increase Our Business Costs. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, contracts and taxation apply to the

Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

     The success of our service will depend in large part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security. We also depend on timely development of complementary products, such as high-speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information are new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace in the long-term. The Web has experienced, and is expected to continue to experience significant growth in the numbers of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use of increased bandwidth requirements of users, the Web, infrastructure may not continue to be able to support the demands placed on it by this continued growth and the performance or reliability of the Web may be compromised. The infrastructure of complementary products or services necessary to make the Web a viable commercial marketplace of the long-term may not be developed and, even if it is developed, the Web may not become a viable commercial marketplace for products and services such as those offered by the company. If the necessary infrastructure, standard or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial market place, our business, financial condition and results of operations will be harmed. Even if the infrastructures, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace in the long term, we might be required to incur substantial expenditures in order to adapt our service to changing Web technologies, which could harm our financial condition and results of operations.

     If Not Managed Efficiently, Our Growth May Divert Management's Attention from the Operation of Our Business Which Could Hinder Our Ability to Operate Successfully. Our anticipated growth will continue to place significant demands on our managerial and operational resources. Our failure to manage our growth efficiently may divert management's attention from the operation of our business and render us unable to keep pace with our customers' demands.

     Legal Risks Associated with Information Disseminated Through the Company's Services May Harm the Company's Business. We anticipate marketing a significant amount of products to our members and marketing club memberships on the Internet. The law relating to the liability of online companies for information carried on or disseminated through their web site is currently unsettled. It is possible that claims could be made against online companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the material disseminated through their web sites. Several private lawsuits seeking to impose such liability upon other online companies are currently pending. In addition, legislation has been proposed in several states, including California, Maryland, Nevada, Virginia and Washington that imposes liability for, or prohibits the transmission over the Internet, of certain types of unsolicited e-mail or advertisements. The imposition upon the company and other online providers of potential liability for information carried on or disseminated through their web sites could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources and/or to discontinue certain services. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. We do not currently carry liability insurance. Therefore, any costs incurred by us as a result of such liability or asserted liability could harm our business, financial condition and results of operations.

     The Issuance and Enforcement of Broad Patents Could Force the Company to Make Certain Changes in the Way it Implements the Company's Business Model. The U.S. Patent Office recently issued several business-method patents having an impact on business conducted on the Internet, among them the business-method patents relating to "one click" online transactions (whereby third party affiliates provide certain services, including book review, online) issued to Amazon.com. While we do not believe that any of the business process patents issued to date will directly impact the way we plan on conducting the Internet portion of our business, there can be no assurance that the U.S. Patent Office will not issue additional business-method patents which could have an adverse impact on our Internet business, forcing modification to some of our planned business activities in order to avoid possible future claims of patent infringement. The recent granting of such patents is still being challenged. Furthermore, the likelihood and ability to enforce such broad patents remains undetermined. Nonetheless, the continued granting of such broad patents could, in the future, force us to change our method of advertising, as well as other important aspects of the Internet portion of our business or face the risk of litigation.

Item  4:  Use  of  Proceeds

     We will not receive proceeds from the registration of common stock by the selling security holders as shown in "Selling Security Holders". We will receive proceeds from the sale of 25,000,000 shares registered herein for sale at a later date. We intend to use all proceeds from the registration and sale of common stock for working capital including but not limited to, administrative and general overhead expenses including salaries and bonuses, repayment of obligations owed to third parties including vendors and creditors and expansion of our business including the identification and purchase of other companies or their assets.

Item  5:  Determination  of  Offering  Price
     In addition to the registration of shares of our common stock which is currently traded on Nasdaq's Over-The-Counter Bulletin Board, the company is registering options to purchase 7,000,000 shares of its common stock granted to certain investors as additional consideration for their investment in the company. The options contain a strike price of $0.01 per share, and were granted at a time when the company's common stock was trading at or around $0.02 per share. The company will receive proceeds from the exercise of these options.

Item  6:  Dilution

As of December 31, 2000 the pro forma net tangible book value of our common stock was $(0.01) per share. Net tangible book value per share is equal to our total tangible assets less liabilities divided by the number of issued and outstanding shares of our common stock. Assuming the exercise of all 7,000,000 options being registered herein and the sale of all 25,000,000 shares registered for the shelf herein at $0.075 per share, and the application of the net proceeds as set forth under "Use of Proceeds"; the pro forma net tangible book value of our common stock at December 31, 2000 would have been $1,159,928 or $0.02 per share. This represents an immediate increase in our pro forma net tangible book value of $0.03 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $0.045 per share to persons acquiring our shares through this registration statement.


Item  7:  Selling  Security  Holders

     The table below sets forth certain information as of the date of this prospectus with respect to the amount and percentage ownership of each selling security holder before this offering, the number of shares covered by this prospectus and the amount and percentage ownership of each security holder after this offering (assuming the issuance of the 26,371,658 shares being registered for the account of security holders in this registration statement and the exercise of options to purchase 7,000,000 shares of common stock being registered in this registration statement). Unless otherwise disclosed, none of the selling security holders has had any material relationship with us in the past three years.

--------------------------------------------------------------------------------
Selling Security  Shares     Percentage   Shares      Shares Owned    Percentage
Holder            Owned      Owned        Being       After Offering  Owned
                  Before     Before       Registered  (3)             After
                  Offering   Offering     (2)                        Offering
                             (1)                                     (4)
--------------------------------------------------------------------------------
Donlon Murphy     2,007,000    1.80%     2,007,000      2,007,000      1.39%
Corp. (5)
--------------------------------------------------------------------------------
Zabadoo.com AG    7,000,000    6.27%     7,000,000      7,000,000      4.88%
--------------------------------------------------------------------------------
Robert K. Swanson 7,352,000    6.59%    14,352,000 (2) 14,352,000 (3) 10.00% (4)
--------------------------------------------------------------------------------
Bergen Briller
Group                75,000    Nominal      75,000         75,000     Nominal
--------------------------------------------------------------------------------
Shari Blecher        13,000    Nominal      13,000         13,000     Nominal
--------------------------------------------------------------------------------
Stuart Liberman      13,000    Nominal      13,000         13,000     Nominal
--------------------------------------------------------------------------------
Gilbert Satov       600,000    Nominal     600,000        600,000     Nominal
--------------------------------------------------------------------------------
Larry  Heuchart     150,000    Nominal     150,000        150,000     Nominal
--------------------------------------------------------------------------------
Doug E. Lachance    163,000    Nominal     163,000        163,000     Nominal
--------------------------------------------------------------------------------
Carl  Jantz         833,333    Nominal     833,333        833,333     Nominal
--------------------------------------------------------------------------------
Ronnie Tan          833,333    Nominal     833,333        833,333     Nominal
--------------------------------------------------------------------------------
Kavan Singh       1,666,666    1.49%     1,666,666      1,666,666      1.16%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Michael Tait        416,666    Nominal     416,666        416,666     Nominal
--------------------------------------------------------------------------------
Jonathan Wichman    833,333    Nominal     833,333        833,333     Nominal
--------------------------------------------------------------------------------
Peter M.
Reynolds          1,500,000    1.34%     1,500,000      1,500,000      1.04%
--------------------------------------------------------------------------------
Donald & Diane
Paquette            190,000    Nominal     190,000        190,000     Nominal
--------------------------------------------------------------------------------
Jonathan H. Davis   166,666    Nominal     166,666        166,666     Nominal
--------------------------------------------------------------------------------
David R.
Heilbroner          200,000    Nominal     200,000        200,000     Nominal
--------------------------------------------------------------------------------
William  E. &
Patricia A. Post    416,666    Nominal     416,666        416,666     Nominal
--------------------------------------------------------------------------------
Gary S. Semple      150,000    Nominal     150,000        150,000     Nominal
--------------------------------------------------------------------------------
Maria S. Machado     33,333    Nominal      33,333         33,333     Nominal
--------------------------------------------------------------------------------
Philip F. &
Carol  Lindner      500,000    Nominal     500,000        500,000     Nominal
--------------------------------------------------------------------------------
Frederick C. &
Perri L. Sachs       66,666    Nominal      66,666         66,666     Nominal
--------------------------------------------------------------------------------
Robert Bowler       833,333    Nominal     833,333        833,333     Nominal
--------------------------------------------------------------------------------
Norman  Rest        266,666    Nominal     266,666        266,666     Nominal
--------------------------------------------------------------------------------
Robert J.
D'Esposito, Jr.     393,333    Nominal     393,333        393,333     Nominal
--------------------------------------------------------------------------------
Marshal D.
Schictman            20,000    Nominal      20,000         20,000     Nominal
--------------------------------------------------------------------------------
Giovanni Garcia      16,666    Nominal      16,666         16,666     Nominal
--------------------------------------------------------------------------------
Valentin Chavez      16,666    Nominal      16,666         16,666     Nominal
--------------------------------------------------------------------------------
Gary  Mozach        100,000    Nominal     100,000        100,000     Nominal
--------------------------------------------------------------------------------
Susan Rohrbach       50,000    Nominal      50,000         50,000     Nominal
--------------------------------------------------------------------------------
Paul & Pat
Recore              100,000    Nominal     100,000        100,000     Nominal
--------------------------------------------------------------------------------
Freedom Financial
Group               970,665    Nominal     970,665        970,665     Nominal
--------------------------------------------------------------------------------
David
Robart-Morgan       250,000    Nominal     250,000        250,000     Nominal
--------------------------------------------------------------------------------

(1) Percentage calculation is based on a total of 111,490,556 common shares outstanding prior to the offering.
(2) Total number of shares being registered assumes exercise of all 7,000,000 options to purchase common shares and the sale of all 25,000,000 shares registered for the shelf.
(3) Total number of shares outstanding after the offering are calculated assuming exercise of all 7,000,000 options to purchase common shares and the sale of all 25,000,000 shares registered for the shelf.

(4) Percentage calculation is based on a total of 143,490,556 common shares outstanding after the offering, assuming exercise of all 7,000,000 options to purchase common shares and the sale of all 25,000,000 shares registered for the shelf.
(5) The Donlon Murphy Corporation is made up of members of the family of Daniel P. Murphy, CEO of Interspace Enterprises, Inc. Mr. Murphy is not a shareholder of Donlon Murphy, nor does he control any stock of Donlon
     Murphy. Donlon Murphy was formed by members of Mr. Murphy's family who own shares in Interspace Enterprises and have no direct operational control of Interspace Enterprises, other than the requisite voting power as a shareholder of Interspace Enterprises.


Item  8:  Plan  of  Distribution

     We are registering the shares of common stock and options to purchase common stock on behalf of the current shareholders of Interspace Enterprises Corporation in fulfillment of our contractual obligation to do so contained in certain piggyback registration rights agreements with selling shareholders. Interspace Enterprises agreed to pay all costs, expenses and fees in connection with this registration. Interspace Enterprises will not receive any of the proceeds from the distribution of the shares in which piggyback registration rights were granted, but will receive proceeds from the exercise of options to purchase shares. In addition, Interspace will receive all proceeds from the sale of shares registered for the shelf, less any applicable commissions. Interspace has not negotiated for the sale of the shelf registered stock contained in this prospectus, thus it has no information at this time as to the commissions which might be charged by underwriters. Interspace anticipates that a substantial portion of these common shares will be sold directly to investors, outside of any underwriting agreement, and thus without cost of commissions.

Item  9:  Legal  Proceedings

     The company is not a party to any material litigation and is not aware of any threatened material litigation

Item  10:  Director,  Executive  Officers,  Promoters  and  Control  Persons

(a) The following persons are currently serving as directors of the Company. Certain information regarding each director is set forth below, including each individual's principal occupation, and the year in which the individual was elected a director of the Company or one of its predecessor companies.

DIRECTORS

NAME                 AGE         PRINCIPAL  OCCUPATION                    SINCE
----                 ---         ---------------------                    -----
Daniel P. Murphy     32          Founder,  President, Chief Executive     1998
                                 Officer,  Chairman  and  Director

Alejandro Trujillo   32          Founder,  Chief Technology Officer       1998
                                 and  Director

EXECUTIVE  OFFICERS

     The  executive  officers  of  the  Company  are  as  follows:

NAME                 AGE        POSITION WITH COMPANY                    TERM
----                 ---        ---------------------                    -----
Daniel P. Murphy     32         Chairman of the Board, President and     4 years
                                Chief  Executive  Officer

Andrew P. Patient    31         Chief  Financial  Officer,  Treasurer
                                and  Secretary                           2 years

(b)  Identification  of  Certain  Significant  Employees.

     NONE

(c)  Family  Relationships.

     NONE

(d)  Business  Experience

     The following is a brief account of the business experience during the past five years of each of the Company directors and executive officers, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

Daniel  P.  Murphy,  President,  Chief  Executive Officer, Chairman and Director

     Mr. Murphy, is the President and Founder of the Company and has served as its Chief Executive Officer since inception. Mr. Murphy is also the Chairman of the Board of Directors for Interspace Enterprises. Prior to founding the Company, Mr. Murphy spent two years in operations management at Taco Bell Corporation. Mr. Murphy has worked as a business consultant for various companies from 1990 through 1996. Mr. Murphy, educated at the University of California, San Diego (UCSD) in the field of Urban Studies and Planning, has an entrepreneurial background in marketing, sales and business development arising through his tenure as the Principal of a wholesale belt manufacturing company from 1990 to 1992. Mr. Murphy was in charge of all aspects of business operations including advertising, marketing, administration, sales, manufacturing and design. His current primary responsibility is to develop and maintain the Company vision, oversee all areas and Company departments, approve all financial obligations, seek business opportunities and strategic alliances with other organizations, and plan, develop and establish policies and objectives of business organization in accordance with board directives and Company charter. Mr. Murphy also has experience in operations management.

Alejandro  Trujillo,  Chief  Technology  Officer,  Director

     Mr. Trujillo is a co-founder, director and has served as the Company's Chief Technology Officer since June 1998. Mr. Trujillo is also a member of the Company's Board of Directors. Prior to working with the Company, Mr. Trujillo was the V.P. of Development for Netrom Inc., a multimedia development company, from 1996 through 1998. Mr. Trujillo has an extensive background within the programming and Internet industry.

Andrew  P.  Patient,  Chief  Financial  Officer  and  Secretary

     Mr. Patient has served as the Company's Chief Financial Officer and Secretary since 1999. Before joining Interspace, Mr. Patient held the position of Chief Financial Officer of Netrom, Inc., a multimedia development company, from 1997 to 1999. Prior to that, Mr. Patient worked for six years as a senior audit staff member with BDO Dunwoody in the Toronto area and later with an affiliate office in San Diego. Mr. Patient earned a Bachelors degree with honors from Brock University in 1994 and is a Certified Public Accountant and Canadian Chartered Accountant.

(e)  Committees  of  the  Board  of  Directors

     During 2001, the Board of Directors met on twenty-six occasions. All directors attended 100% of the meetings of the Board during 2001.

     The Company is currently actively seeking additional Board members and has identified several potential candidates in the areas of finance, gaming and technology. It is the intent of the Company to instate an additional 3 members to the Board in the 2002 fiscal year.

Item  11:  Security  Ownership  of  Certain  Beneficial  Owners  and  Management

Securities  Ownership  of  Principal  Stockholders

     The  following  table  sets  forth the Common Stock of the Company's Common
Stock beneficially owned by each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock as of September 30, 2001.

     Outstanding
     ----------------
Title          Beneficial Owner-              Beneficially        Percent
Owned
Of Class       Name and Address               Owned               Owned
----------     ----------------               ------------        -------
Common         Daniel P. Murphy
               President, Chairman, CEO,      15,750,000 (1)       17.28%
               and  Director
               7825  Fay  Avenue,  #200
               La Jolla, California 92037

Common         Alejandro  Trujillo
               Chief Technology Officer and   15,750,000 (2)       17.28%
               Director
               7825  Fay  Avenue,  #200
               La Jolla, California 92037

Common         Andrew P. Patient
               CFO, Treasurer, and
               Secretary                       6,750,000 (3)        7.41%
               7825  Fay  Avenue,  #200
               La Jolla, California 92037

     Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all Common and Preferred Stock and options or warrants to purchase stock.

(1) Includes 6,750,000 shares pledged against payment of a promissory note to the Company in the amount of $67,500 used to exercise the options under which the shares were acquired. Mr. Murphy has full power to vote the shares and exercise all other rights of ownership, other than sale of the shares.

(2) Includes 6,750,000 shares pledged against payment of a promissory note to the Company in the amount of $67,500 used to exercise the options under which the shares were acquired. Mr. Trujillo has full power to vote the shares and exercise all other rights of ownership, other than sale of the shares.

(3) Includes 3,600,000 shares pledged against payment of a promissory note to the Company in the amount of $36,000 used to exercise the options under which the shares were acquired. Mr. Patient has full power to vote the shares and exercise all other rights of ownership, other than sale of the shares.

Item  12:  Description  of  Securities

     All of the shares of common stock, $0.0001 par value, (the "Common Stock") offered hereby (the "Offering") are being sold by certain shareholders who are registering up to 28,196,991 shares of common stock, 7,000,000 options to purchase shares of common stock, and 25,000,000 shares registered for the shelf. All shares contained in this registration statement are common shares. The company's common shares are listed on the Nasdaq Over-The-Counter Bulletin Board.

Item  13:  Interest  of  Named  Experts  and  Counsel

None.

Item 14: Disclosure of Commission Position on Indemnification for Securities Act Liabilities

     The Company's Bylaws and the Colorado Business Corporation Act provide for and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Item  15:  Organization  Within  the  Last  Five  Years

     The 1999 Omnibus Stock Plan (the "Executive Plan"), approved by shareholders in 1999, was implemented in March, 2000 with 3 employees participating. Under the terms of the Executive Plan, eligible key employees were granted the right to purchase shares of the Company's Common Stock at the market price, or in the case of owners of 10% or more of the outstanding shares 110% of the market price, which was $1.00 per share at the time of purchase. Participating employees financed the purchases of these shares through promissory notes from the Company at the Federal Rate for Mid-Term Funds, payable over five years. The loans were fully-recourse to the participating employees but were guaranteed by 150% of the number of shares acquired through the note. Sales of the shares purchased under the Plan are subject to the restrictions of unregistered securities.

     On April 12, 2000, Berkshire Capital Partners, Inc. entered into a Share Purchase Agreement with the control shareholders of Marathon Marketing Corp. in which Berkshire Capital Partners, Inc. was to acquire all 672,000 shares outstanding of the Registrant from the certain shareholders for purpose of accomplishing a Merger of InterSpace Enterpsises, Inc. and Marathon Marketing Corp. The Agreement was subsequently cancelled and Prudential Overseas Company, Ltd. acquired 672,000 shares. Prudential Overseas Company, Ltd. exchanged

672,000 shares to InterSpace Enterprises, Inc. for 672,000 shares of its stock on April 17, 2000.

     On April 17, 2000, InterSpace Enterprises, Inc. completed a Share Exchange Agreement with shareholders of Marathon Marketing Corp. in which InterSpace Enterprises, Inc., a Delaware corporation, acquired all 672,000 shares outstanding of the Registrant for the purposes of accomplishing a Merger of Marathon Marketing Corp. and InterSpace Enterprises, Inc. The Merger was subsequently completed.


Item  16:  Description  of  Business:  Interspace  Enterprises  -  the  company

GENERAL  DEVELOPMENT  OF  BUSINESS

     InterSpace Enterprises, Inc. is a Colorado corporation. The principal executive offices are currently located at 7825 Fay Avenue, Suite 200, La Jolla, California 92037. All communications with the Company should be forwarded to the foregoing address, by telephone (858) 456-3539, by facsimile at (858) 454-2679 or via the company's Internet address at www.planetlotto.com.

     InterSpace Enterprises, Inc., a Delaware corporation ("InterSpace Delaware") was formed on June 30, 1998. Following incorporation, the InterSpace Delaware Founders, developed a preliminary business plan for the PlanetLotto lottery and game show, raised seed capital, and began to negotiate with various foreign governments to host the PlanetLotto lottery. For the purposes of becoming a publicly traded company, InterSpace Enterprises acquired all of the outstanding shares of common stock of Marathon Marketing Corporation, a Colorado corporation. After acquiring all of the Marathon Marketing common stock InterSpace Delaware merged into its subsidiary on April 17, 2000, changing its name to InterSpace Enterprises, Inc. Thereafter, the Company has begun to implement the business plan and carry on the business activities previously initiated by Interspace Delaware. The Company assumed, performed and became responsible for all assets, contracts, liabilities, obligations and agreements of InterSpace Delaware as a result of the Merger. Additionally, the company made the necessary filings to become a fully reporting 12(g) publicly traded company and subsequently received approval to begin trading of its common stock on the NASD Over-The-Counter Bulletin Board market under the symbol "ITET".


DESCRIPTION  OF  BUSINESS

     The Internet. It is estimated that more than 233 million people worldwide use the Internet, with under one-half of the users located in the United States. According to the Internet Industry Almanac (C-I-A), there will be over 318 million Internet users by year-end 2000 and over 717 million by year-end 2005. (Internet users are defined as adults with weekly usage in businesses and homes.) According to C-I-A, there were over 364 million PCs in use worldwide at year-end 1998 - up from 222 million in 1995 and 98 million in 1990. C-I-A projects that there will be over 500 million PCs in use worldwide at year-end 2000. The installed base of PC-like devices will grow to over 990 million by year-end 2005, with the U.S. projected to grow to 222 million PC-like devices in 2005, or 22% of the world's total. This growth is fueled by the expanding installed base of personal computers, advances in the performance of these machines, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers.

     According to the latest figures from Activmedia, worldwide e-commerce will generate $95 billion (U.S.) in revenue by the end of this year. Further, the report predicts that global e-commerce revenues will top $1.3 trillion (U.S.), by 2003.

     The Language of the Web: By 2002, Internet users will be predominately non-English speaking, according to research by Computer Economics, and by 2005, 60 percent of Internet users will speak a language other than English. "The growth of the non-English speaking market will mean that it will become imperative that companies offer multiple language choices on their Web sites," said Computer Economics VP of Research Michael Erbschloe. "It also will mean that on significantly more Web sites, English will not be the default language option, and in many instances, English will not be offered at all." There will be a 60 percent increase in Internet usage among English speakers during the next six years. At the same time, the non-English speaking market will grow by 150 percent. The language groups that most significantly affect the dominance of English on the Internet are those in Asia Pacific and Latin America, according to Computer Research.

INDUSTRY  BACKGROUND

     The Lottery Market. Within the United States, thirty-eight states currently sponsor a traditional lottery system. State lottery systems are operated through public entities, which produce, maintain and operate the state lottery and the state receives a percentage of the lottery revenue. For instance, the California Lottery Act grants the operator the exclusive California market, in exchange for 34% of the weekly jackpot proceeds, which are contributed to California's public education system. Other states have similar agreements with lottery corporations. Globally, over 120 countries operate or sponsor lotteries.

     It is estimated by TLF Publications that the annual lottery revenue within the United States in 1999 was $39 billion. Revenue for the State of California alone was $2.5 billion. World wide, it is estimated that the total amount of lottery revenue is around $125 billion. One of the unique aspects of the lottery market, both in the United States and world wide, is that there has been no competition, due to the fact that a traditional lottery ticket must be purchased within the state or host nation in order to play, market exclusivity has, until today, remained in effect.

     The Online Gaming Market Segment. The Internet has created a wide variety of gaming opportunities that equips the end-user with the ability to travel to any country in the world via the web. Online gambling sites are flourishing, and the number of sites has increased from 15 sites in 1997 to approximately 1650 today. These sites are expected to earn a combined $1 billion this year, according to Christiansen Capital Advisors in New York. Online Casino's such as the Sands of the Caribbean, thesands.com one of the most popular online casinos, handled over $400 million in wagers last year.

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
     The Lottery "Rollover Phenomenon". The lottery "rollover phenomenon" is one of the many unique benefits within the lottery industry. The goal of a lottery company is for a weekly jackpot to not have a 6-out-of-6 winner every draw, so that the jackpot will then roll over into the following week's game. The increase in the prize amount fuels an increase in player interest that increases the jackpot dramatically. For example, the California Lottery's July 1, 1998 jackpot was estimated at $4,000,000, the jackpot rolled over due to the lack of 6-out-of-6 winners, and ballooned into a $14,000,000 payout for the July 4, 1998 jackpot. The $14,000,000 payout claimed no winners and the jackpot again rolled over into the July 8, 2000 jackpot of $37,500,000. The July 8, 2000 jackpot also failed to provide a winner and the jackpot again doubled into a $70,000,000 jackpot on July 11, 2000, which drew national and international interest and produced four winners.

     The rollover phenomenon clearly illustrates how an eleven-day span without a winner can result in a $70,000,000 jackpot and a free advertising bonanza. The weekly rollover phenomenon provides for a dramatically increased payout and, in turn, draws massive player interest and public interest, via radio and television publicity, which will inevitably increase the jackpot amounts. The July "Powerball Jackpot", a multi-state lottery, escalated into a $290,000,000 payout. People from around the world flew in to the United States to purchase tickets. Lines at the Powerball outlets extended to hundreds of people with an average wait time of six hours. There were massive delays due to the jammed Powerball phone system and lack of ability to print the lottery tickets. Articles regarding the $290,000,000 Powerball jackpot were in every major newspaper worldwide, while CNN news interviewed those waiting in line. The demand created by a lottery's "rollover phenomenon" creates a system for continuous free advertising at every print, publishing and news media outlet. The interest becomes magnified as the jackpot rolls over and the rewards to the lottery industry are priceless.

     Advertising Comparison. Through the advertising their jackpots, lotteries, enjoy a competitive advantage that separates them from virtually every other industry. A study by the North American Association of State and Provincial Lotteries (NASPL) in 1996, reported that North American lotteries spend $400 million ($US) on advertising and received $34 billion in sales. Advertising expenditures accounted for 1.17 percent of their total revenue. By contrast beverage manufacturers spend 7.5 percent of their revenue, cosmetics companies
8.8 percent of their revenue, and candy makers 12.7 of their revenue. Lotteries have the highest return on advertising, per dollar, than any other industry and advertising accounts for less of the cost of a lottery ticket than virtually any other consumer product.

     Traditional vs. Internet Lottery - Operations. Traditional lotteries are bound by the limits of their respective state lottery machinery and systems. Although the goal of any lottery Company is to continuously have large "rollover" jackpots, PlanetLotto believes there is a fundamental flaw within the traditional system. As the interest for a particular weekly lottery grows, the massive number of computer-generated quick picks, combined with the inherent limitations of the telephone system and the limited number of authorized lottery outlets, creates a re-occurring bottleneck that limits the ability to maximize additional revenue generated by the rollover phenomenon. These bottlenecks limit the amount of the potential jackpot and sacrifice customer loyalty, due to long lines at the retail outlets and player frustration. Another problem associated with traditional lotteries is in the constant maintenance and up-keep of the lottery machinery and battles regarding ticket printing and forgery. In contrast, an Internet based lottery is not bound by such limitations. The Internet will allow interested players to casually and instantaneously purchase tickets over the Internet in the comfort of their own homes, without the hassles of long lines or telephone breakdowns. Management believes that including an e-mail confirmation guaranteed by the player's credit card or digital cash transaction will prove to be a suitable substitute for the traditional lottery ticket.

     Odds of Winning Formula. The total number of balls to be included in the drawing will determine the odds of winning. For example, the California lottery determined that due to the population of California, a 6/51 system should be utilized. A total of 51 balls are placed into an air-filtered plexi-glass display machine and six balls are randomly selected. This 6/51 formula has an odds of winning of approximately 1 in 18,000,000. The odds of winning formula utilized by California translated successfully into an average weekly payout of $23,000,000 during the 1998 fiscal year. The Company believes that by creating a 7/49 system with an odds of winning formula of 1 to 85,000,000, player interest will be furthered worldwide. The Company also intends to double the average weekly jackpot by increasing the purchase price per ticket to $2.00 (U.S.). Management believes these changes to the traditional lottery system will inevitably produce "weekly rollovers" previously unrecorded in the lottery industry.

PRODUCTS  AND  SERVICES

     PlanetLotto Web Site. The Company's core product is the marketing of the PlanetLotto.com web site. The Company's web site has incorporated all of the traditional, as well as the new Internet functions of a lottery system. Consumers are first greeted by a state-of-the-art web site display with a large continuous "PlanetLotto ticker", which displays the ever-increasing current weekly jackpot. As customers enter into the weekly jackpot, they will be instructed to become a player. The player prompts ask the new players to answer a few simple questions, screen name, country of origin, etc, followed by appropriate Company disclaimers, and they are then given a player password. Players may enter any weekly jackpot by simply purchasing a $2.00 (U.S.) entry fee and selecting their personal numbers or by selecting the "Planet Pick", a random number picking program. The transaction is secured through an established online credit card or digital cash transaction company. The player will then be given a confirmation e-mail, complete with a PlanetLotto confirmation number. The web site also includes visual displays and an archive video collection of past winners, as well as bingo and scratch card games.

Planetlotto  Lottery  Infrastructure
------------------------------------

     Lottery License Partner. The company's current lottery partner is the International Lottery in Liechtenstein Foundation, licensed by the Government of Liechtenstein to run the company's Lottery. The term of the Lottery License agreement is five years. The license is highly regulated, with auditors Ernst & Young appointed by the government to oversee all aspects of the operation. As a European License it has the added advantage in that under the Treaty of Rome free trade of goods and services including lottery tickets, is permitted between all European states.

     The company's operational partner, Zabadoo.com AG provides all the website infrastructure for the planetlotto.com web site, including hosting, bandwidth, management of the web site and providing all customer support.

     Payment Processing. Planetlotto.com has an established relationship with one of the largest acquiring banks in Germany, and backup facilities in
Switzerland and the UK, to provide Planetlotto.com with a high capacity, robust acquiring ability. Credit card transactions generally authorize in under 10 seconds. Bank transfers into Planetlotto.com accounts in Liechtenstein will be quick and cost effective due to the sophisticated nature of the Liechtenstein/Swiss banking system- so players have the ability to send cash direct through traditional banking methods and not use their credit cards. Deposits are help in trust accounts at the Liechtensteinische Landesbank, owned by the government.

     Statistics. In order for the company to be able to measure how successful the company's marketing and promotion program are, the company will utilize an advanced statistics system, which will enable the company to:

Monitor  sales  and  site  traffic  in  real  time
Track data per advertisement banner including hits, signups, conversion rates, Average spend and total revenue
Get  detailed  sales  and  customer  information  about  your  best  players
Get  geographical  information  by  sales  and  sign  ups
Monitor detailed information about click-throughs, including the referring site Get in-depth information about player paths through the site and most accessed pages

     Server Room. The Planetlotto.com server room is a purpose-built Grade 1 computing environment. It has a dual, high-capacity, under-floor air conditioners keeping the temperature stable, and Inergen (Argonaut) fire protection systems. Power supply is ensured with dual uninterruptible power supplies linked to a 30Kw diesel generator.

     Disaster Recovery. A fully functional off-site disaster recovery facility is in place 10 km from the main server center. This facility contains up-to-date copies of all data and is linked via wireless network to the primary site. As an autonomous system with 3 independent backbones (UUNET, GlobalOne and IP Plus), Planetlotto manages its own BGP (Border Gateway Protocol) sessions with the backbones giving it the ability to react to localized problems on the Internet by rerouting traffic where necessary. Each line runs at E1 (2Mb) speed, and further capacity will be available at short notice. Graphics are served through a network of 8000 servers around the world provided by Akamai . This ensures that customers always receive their graphics and other "heavy" content from the closest server to them. All server equipment will be configured in redundant clusters to provide the highest possible resilience. This includes firewalls, routers, utility and database servers. Web servers are accessed through a pair of Big IP2 load balancing systems that will enable Planetlotto.com to add new servers very quickly, and load balance across multiple servers.

     Data Storage. Compaq Storageworks RA8000 FC Fiber Channel RAID are used for critical data storage. This system has redundancy throughout and is extremely fast due to its 64Mb read-write cache unit and high-speed fiber channel connectivity. The database runs on an 8 processor Compaq Systempro 8500 server with 4Gb main memory.

     Security. There is a high level of physical security on site. Access is controlled to all areas and alarms are monitored 24/7/365 by an on-site security control room. In addition, firewalls and systems are configured to provide the highest level of security, and has been tested in both internal and external penetration tests. Three hardware engineers will also be available 24/7/365 to solve problems if they occur. A sophisticated alerting system is in place to notify support staff when there are problems.

     Internal Controls. Planetlotto.com weekly draws are attended by two scrutineers from Ernst & Young AG, Vaduz. They supervise the pre-draw procedures and take possession of a CD-ROM containing data on entries for the draw. This record is the definitive record used to verify the winners, and is validated against the database before the draw can take place. Draws are performed using one of two mechanical ball machines manufactured by Editec. Prior to the draw a ball set is selected at random and test draws are carried out to ensure that the machine and ball sets have not been tampered with. After the draw an independent program is run by the auditors and the results compared to the database to verify that the data is correct and there are no errors.

     Jackpot Insurance. Planetlotto.com's weekly draw features two headline jackpots, the weekly 7/49 Jackpot and the Bonus Play Jackpot, which are insured by a consortium of Lloyds of London insurance underwriters.

     Real Time Broadcast. The draws are currently filmed and broadcast live on the Internet using Real Video. Players can also watch archive copies of the draws. Plans are in place to add an uplink to the European satellite network. Feeds can be provided on demand if you have broadcasting capacity. Draws are filmed using multiple broadcast-quality cameras.

     First Tier. The company uses the services of Aqua Online for 24/7/365 first tier support. Operators are multi-lingual and trained to respond to e-mails and phone calls making use of an extensive knowledgebase. E-mails are assigned a tracking number via an auto-reply function and are answered personally within 1 hour.

     Second Tier. In circumstances where support queries e-mails cannot be answered by Aqua Online, the player will be informed that the query has been passed on to a manager and the query is forwarded to our team in Liechtenstein. Liechtenstein support is available 08.00 to 19.30 CET weekdays and reduced hours over the weekend and public holidays. Support staff has access to an extensive CRM database, which will enable them to answer customer queries efficiently and effectively.

     Email Program. The company uses a state-of-the-art e-mail system that integrates with the database and enables it to send e-mails to selections of players based on a wide variety of criteria. E-mails are formatted in such a way as to display correctly in all mail clients and are multilingual and able to incorporate customer information such as name and account number. Newsletters will also be sent out weekly to all players who have not opted out.

     Competition. The Company believes that the market exclusivity enjoyed by traditional lottery companies has created an industry wide complacency. The lack of competition for market share within each lottery, state and nation has provided an opportunity for market penetration and direct competition with the traditional lottery structure. The majority of the current Internet market competitors have been ineffective in properly foreseeing the possibilities of a combined worldwide lottery system.

Competition  Overview:

iWon
URL:  www.iwon.com
------------------
Location:  Irvington,  NY
Content: Search engine portal with daily $10,000 sweepstakes and monthly $1 million sweepstakes.
Revenue  model:  Advertising,  sponsorship,  e-commerce.
Users:  N/A

LuckySurf.com
URL:  www.luckysurf.com
-----------------------
Location:  South  San  Francisco,  CA
Content:  $1  million  sweepstakes
Lottery  System:  7/50  system
Odds  of  Winning:  1  in  99  Million
Ticket  Price:  Free
Revenue model: Advertising: Sells click-thru's rather than impressions. Says its advertisers have been averaging registration and purchase conversion rates of 13 percent, and that 95 percent of its initial advertisers have signed up for more.
Users:  125,400  registered

TreeLoot
URL:  www.treeloot.com
Location:  Overland  Park,  KS
Content: Simple "clicking" game with instant cash prizes of up to $25,000. Revenue model: Advertising: Sells impressions and targeted impressions.
Users:  Profiles  approximately  6  million  per  year

Uproar
URL:  www.uproar.com
--------------------
Location:  New  York
Content:  Dozens  of  slick,  multiplayer,  quiz-oriented  games.
Revenue model: Advertising, licensing properties to other companies to create co-branded game such as Lycos Trivia 2000.
Users:  3.6  million  registered  across  all  its  properties.

Webstakes.com
URL:  www.webstakes.com
-----------------------
Location:  New  York
Content: Weekly sweepstakes for such items as microwave ovens, high- definition TVs, and cash prizes up to $100,000.
Revenue  model:  Advertising,  sponsorship,  syndication, licensing, consulting.
Users:  2  million  registered

     Management believes that by any comparison, the Company's business plan has more features and will have superior marketing, production and performance than its competitors. The enormous magnitude of the lottery market will enable the Company to generate significant revenues from even a fractional market share.

     Web Site Advertising: Due to the anticipated number of visitors to the PlanetLotto sites, Management believes it will be able to sell advertising banner space at rates competitive with the major search engine web sites. Based on the number of impressions and unique users, management believes that the website revenue alone will amount to a significant revenue stream.
Additionally, the PlanetLotto database will enable the Company to obtain specifically tailored market demographics, which can generate a substantial revenue stream of its own.

     Positioning. Management believes that the Company will hold a unique position in the customers' minds. The Company's unique Internet game show and web site advantages, both timely and technical, can be exploited to arrive at a winning position in the business consumers' minds. The focus within the Company's marketing department will be in positioning the Company as the leader of lottery based gaming by continuing to affiliate and co-market with established Fortune 100 Corporations.

     Marketing Plan. The Company will market their PlanetLotto products and services through established traditional, as well as Internet, channels. In addition, public relations will play a large part in establishing a global presence for PlanetLotto. Future co-marketing agreements with established
Internet web sites will also open a new world of marketing opportunities. Tentative plans currently include brand recognition through a comprehensive viral marketing campaign, supplemented with Internet banner advertisements, search engine cataloging, and e-mail database marketing. The Company believes it can achieve significant market share of the online lottery industry within approximately three to five years.

     Traditional Marketing Methods. By linking the Company's core product with current industry advertising leaders, the Company intends to establish instant market recognition by the customer. Management believes that this can be accomplished by exchanging advertising space on the Planet Lotto web site and the PlanetLotto show for print and television space within ads and promotions created by name brands. The Company also intends to institute an aggressive print, television, radio and event sponsorship campaign to attract both target markets and penetrate new markets in order to lead customers to its web site full of products and services.

     By donating a portion of each jackpot to a number of selected worldwide charities, the Company intends to establish and maintain a positive worldwide corporate image. This activity is also projected to generate both customer loyalty and provide free exposure for the Company's PlanetLotto products and services on an international level.

     The Company also is currently addressing issues of market stability for maintaining profit margins and market position for the many international markets. Other non-negotiables for the Company are: providing technical support staff which responds accurately and immediately to customer questions or comments, adhering to the Company's quality in design construction and packaging, and developing public relations which sustains customer awareness and demand.

     Because the Company's core products fall within the global lottery market, the Company intends to establish links with advertising and marketing companies that will represent their products and services in Canada, Japan, France, China, Australia, New Zealand, Germany, Italy, Finland, Norway, Austria, and Switzerland. Addressing new international lottery markets is critical to the Company's sustained growth plan. The Company plans to train marketing managers to constantly research new promotional methodologies in all regions of the world in order to secure a solid customer base outside the U.S.

     The Company plans to establish its image as an organization, which is professional, completely reliable and well positioned in the lottery marketplace. Through maximum efficiency in selecting and scheduling its published ads, the Company intends to cover all markets. The Company also plans to select primary business publications with highly specific market penetration. Advertising must be sufficiently frequent to influence the market with the Company's corporate image and product messages. Where possible, advertising should be placed in or near product reviews, front cover, center spread and appropriate editorials.

     The Company also plans to create a system of research and response to ensure the maximum benefit from advertising dollars. PlanetLotto.com is so unique, the promotional campaigns must be consistent and easy to understand. The Company will measure publication effectiveness by counting the number of inquires and or purchases per 1,000 readers given a particular ad. By varying the advertisement's size messages, then measuring these differences, the Company can calculate the number of responses per investment in advertising.

     Given the growing potential for the Internet, the Company also is building its capabilities in database marketing. The Company will develop a membership list in-house for the first phase as it develops database sophistication. The Company's memberships and periodic customer service program will help it to understand its customers and to measure the success of its marketing, sales, product activities and profile overlays. The Company will use these lists to fill in the Company's awareness gaps. The in-house presence will provide the Company's marketing and technical support teams with tools that streamline the Company's operations while updating the Company's customer knowledge. The Company plans to develop a customer information system that will help it to make sound decisions by providing historical answers to marketing questions.

     Internet Marketing Methods. The Company also plans to expand through aggressive promotion on the Internet and the Company expects to be listed on all major world-wide-web site directories. Through the lack of competing world-wide-web content, the Company feels this may be its strongest promotional position per dollar. PlanetLotto intends to pursue an aggressive Internet campaign by use of the following:

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Viral  Marketing
     A carefully structured online, viral advertising campaign will create a strong brand identity and customer awareness of PlanetLotto. Additional offline advertising in selected international markets will further build brand awareness and identity in all media formats - television, radio, outdoor and print. The Company plans to employ streaming video e-mail to create a highly effective viral marketing campaign to entice consumers to watch the Webcast, purchase tickets and pass the e-mail along to their friends.

     The viral e-mail technique, will not only "touch" users with the information regarding PlanetLotto, but will also acquire these users and their friends for future programs. The target audience is both global and Internet connected. Thus, the ideal targeting would include only those with Internet access.

     The campaign will begin with a targeted "opt-in" e-mail to specific groups in each country with the goal of developing a tremendous pass along of this promotion. This is a combination of an e-mail containing a hyperlink and a rich-media presentation (specifics of this are outlined below). Users will be encouraged to purchase a ticket and gain points by forwarding this message to their friends and associates.

Worldwide  Banner  Placement
     One of the most effective methods of increasing visitor traffic to the PlanetLotto Web site is by placing hyper-linked advertising banners in highly visible locations on the Web for our target audience. The first key step to effective banner advertising is strategic placement. Banner ads must be placed on sites that are going to attract our target customers. This is an excellent way to build traffic through specific, targeted countries. Banner rates vary widely depending on the country. They average US $0.03-0.07 per "impression" and the click-through rate averages about 2%. By targeting popular indexes and search engines in the each of the target countries the Company can advertise on a page that concerns any "gaming" subject to our site. Additionally the Company can buy "keywords" that have to do with "gaming" and "Lotteries". Smaller Web sites also can be effective means of increasing Web site traffic. Online gaming web sites may attract fewer visitors, but visitors are more likely to be interested in a purchasing an online lottery ticket. This technique will draw ideal (pre-qualified) visitors to our web site. This partnership also offers an excellent marketing opportunity, due to the highly-specific targeted audience.

Search  Engine  Optimization
     Through the design of the PlanetLotto homepage into a multilingual format with country-specific indexes, potential visitors from other countries go to major search engines, type in keywords in their own language, and would find the PlanetLotto website in their language. Search engine optimization service will place our site at the top of the search engine listings when a search associated with lotteries is requested, in any language used by the search engine.

Strategic  Linking
     Strategic linking is a cornerstone to building the necessary infrastructure to drive long-term traffic to the PlanetLotto site. Link development lacks glamour and it requires tenacity. As a result, it tends to be under-rated as an online promotional activity. However, when done properly, it is an extremely

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cost-effective  way  to  generate  continuing traffic to content rich web sites.
PlanetLotto intends to pursue strategic website partnerships to insure constant traffic.

Cyber  Cafes
     Cyber Cafes are emerging as one of the easiest and most convenient methods to use the Internet. These cafes have become a predominant alternative to home computers throughout North America and Europe. In Latin America however, these cyber cafes are among the main outlets to the Internet. PlanetLotto intends to forge strategic alliances with many of these cyber cafes to penetrate this emerging Latin American region.

     PlanetLotto Affiliate Program. Affiliate partner marketing programs are a critical component of most successful Internet marketing plans, and when properly developed and implemented, can determine the level of success of an Internet operation when used in conjunction with an effective overall marketing strategy. Often, affiliate programs should be used as the primary advertising vehicle whenever possible. Next to direct e-mail, affiliate marketing programs have been shown to be the most effective form of marketing on the Internet. Companies such as Amazon.com, CDNOW and reel.com have been built on this type of marketing model, and thousands of other Internet retailers owe their success to an effective affiliate program. Because the PlanetLotto product has universal appeal, a broad target market and high profit margins, it is an ideal candidate to benefit from an effective affiliate marketing program.

     The affiliate signs up for the program at the PlanetLotto web site and places a banner or text link on their own site leading to the PlanetLotto site. When a visitor comes to the affiliate's site and clicks on the banner/link, they will be taken to the PlanetLotto site. As the visitor clicks-through, a cookie (a small text file containing the referring affiliate's ID number) will be placed on the visitor's browser. When the visitor purchases tickets from PlanetLotto, the ordering system and affiliate software work together to attach the referring affiliate's ID number held in the cookie to the sale and uses that information to credit the affiliate his proper commission for the referral.

     The affiliate program is a viral marketing technique that rewards affiliates for recruiting new affiliates into the PlanetLotto affiliate network. Whenever an affiliate joins our affiliate program as a result of an existing affiliate's referral, the referring affiliate will get paid a commission anytime the referred affiliate earns a commission.

     The reseller program is designated for major established distribution networks that can resell PlanetLotto tickets through an existing large network of websites. The reseller program will typically be sold through the PlanetLotto business development direct sales efforts to select distribution networks. PlanetLotto technicians will work with these strategic distribution partners on integration issues, and the business development department will worth resellers on product improvements and enhancements through additional strategic alliances and partnerships.

     All affiliates must meet minimum requirements to be accepted as PlanetLotto affiliates in order to control program administration costs. Requirements will be established after the programs inception.

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     Public  Relations.  Through strategic coordination with an international PR firm, the local PR firm will work with the agency's global offices to launch and sustain international media relations initiatives. The global relationship will be leveraged in a variety of ways, including:
Building  international  media  lists
Translating  and  printing  press  kits  in  each  native  language
Media  relations  outreach
Leveraging  existing  relationships  with  key  members  of  the  media
Media  monitoring  and  reporting
Coordination  of  special  events

     Charities. The PlanetLotto Charitable Division of Interspace Enterprises is an independent, not-for-profit organization that will be a financially self-sustaining entity upon the first lottery drawing. The Company is committed to a code of ethics that maintains the highest standards and professional integrity with strict conformance with all legal and ethical standards in the conduct of administration, finance and programming.

     Because giving abroad represents an array of challenges for a private donor, PlanetLotto has united with organizations that are able to provide customized service and quick response in places of need around the world. The Company has selected, International Make A Wish Foundation as our first partner and currently are assessing two additional groups for potential partnership.

     The Make-A-Wish Foundation grants the wishes of children with life-threatening illnesses to enrich the human experience with hope, strength, and joy. They are e are the largest wish-granting organization in the world, with 81 chapters in the United States and its territories, and 22 international affiliates on five continents.

COMPETITIVE  ENVIRONMENT

     Traditional lotteries are bound by the limits of their respective state lottery machinery and systems. Although the goal of any lottery Company is to continuously have large "rollover" jackpots, PlanetLotto believes there is a fundamental flaw within the traditional system. As the interest for a particular weekly lottery grows, the massive number of computer-generated quick picks, combined with the inherent limitations of the telephone system and the limited number of authorized lottery outlets, creates a re-occurring bottleneck that limits the ability to maximize additional revenue generated by the rollover phenomenon. These bottlenecks limit the amount of the potential jackpot and sacrifice customer loyalty, due to long lines at the retail outlets and player frustration. Another problem associated with traditional lotteries is in the constant maintenance and up-keep of the lottery machinery and battles regarding ticket printing and forgery. In contrast, an Internet based lottery is not bound by such limitations. The Internet will allow interested players to casually and instantaneously purchase tickets over the Internet in the comfort of their own homes, without the hassles of long lines or telephone breakdowns. Management believes that including an e-mail confirmation guaranteed by the player's credit card or digital cash transaction will prove to be a suitable substitute for the traditional lottery ticket.

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
     The Company believes that the market exclusivity enjoyed by traditional lottery companies has created an industry wide complacency. The lack of competition for market share within each lottery, state and nation has provided an opportunity for a market penetration and direct competition with the traditional lottery structure. The majority of the current Internet market competitors have been ineffective in properly foreseeing the possibilities of a combined worldwide lottery system.

     Although there are numerous Internet lottery companies, Management believes the narrow-minded focus on Internet advertising without incorporating traditional marketing methods will invariably result in the emergence of one market leader. Online lotteries such as freelotto.com, iwon.com, and luckysurf.com have developed a free lottery concept based upon a pure advertising revenue model. Players can play in the lottery at no cost, but must first visit the sponsors of the site in order to be eligible to play. Although this model is not a direct competitor of PlanetLotto, it illustrates the power of the lottery phenomenon and the ability to generate revenues with the promise of large cash prizes. Several countries, including Australia, Canada and Austria have either already developed or are currently developing an online edition of their current traditional lottery system. However, Management believes their lack of global vision will limit their marketing efforts and handicap their ability to capture increased market share. The key to surviving future competition will be to constantly adapt and develop new marketing techniques to remain above the market industry.

     Still, the Internet gaming and wagering industry is increasingly competitive. With relatively low barriers to entry, new competitors are entering the online lottery segment of gaming. Interspace expects the number of companies offering lottery products online to increase. InterSpace expects to directly compete with these companies, as well as other established companies that may enter the Internet lottery industry. Many of InterSpace Enterprises' current and potential competitors have far greater resources than InterSpace.

GOVERNMENT  LICENSING  AND  REGULATION  AND  RELATED  RISKS

     Historically, gaming activities have been subject to extensive statutory and regulatory control by government authorities, and have been very dependent and likely significantly affected by any changes in the political climate and economic and regulatory policies of the countries where gaming facilities are located. These changes may impact the operations of the Company in a materially adverse way. Various laws and regulations could have a direct and material effect on the business, and indirectly could have a material effect on the public demand for software of InterSpace Enterprises. Most countries and jurisdictions within countries have laws or regulations restricting gaming activities. For example, in the United States, the Federal Interstate Wire Act contains provisions which make it a crime for anyone in the business of gaming to use an interstate or international wire communication line to make wagers or to transmit information assisting in the placing of wagers, except, with respect to transmitting information, the wagering is legal in the jurisdictions from which and into which the transmission is made. Other United States laws impacting gaming activities include the Interstate Horse Racing Act, the Interstate Wagering Paraphernalia Act, the Travel Act and the Organized Crime Control Act.

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     The planetlotto.com web site is licensed and regulated and operated through the government of Liechtenstein and, by virtue of the Treaty act of Rome, Liechtenstein is allowed to sell it's products and services, including the sale of lottery tickets via the Internet to All European States. It is the opinion of the government of Liechtenstein that all visitors and players to their retail outlets, including planetlotto.com are within the jurisdiction of Liechtenstein and therefore there access to their lottery does not violate or is not subject to such any additional laws and regulations. The company however, has taken a conservative stance in this regard and has voluntarily restricted access from U.S. players by not accepting deposits in the jurisdiction until legal clarification has been established. Therefore, the Company faces the risk of either civil or criminal proceedings brought by governmental or private
litigants   who  disagree   with  the  Company's   interpretation  of  laws  and
regulations. Because there is little guiding authority, there is a risk that the Company could lose such lawsuits or actions and be subject to significant damages or civil or criminal penalties and fines. Such proceedings could also involve substantial litigation expense, diversion of the attention of key executives, injunctions or other prohibitions being invoked against the Company. The uncertainty surrounding the regulation of Internet gaming could have a material adverse effect on the Company's business, revenues, operating results and financial condition.

     Several countries, most notably law enforcement agencies in the United States, believe that the laws of their country restrict, and in some instances prohibit, interactive gaming operators from doing business with residents of their countries and, in some instances, prohibit or restrict residents of their respective countries from doing business with interactive gaming operators located in a foreign country. The Department of Justice of the United States of America has taken the position that the federal criminal laws of the United States do, in fact, address interactive gaming operators that accept wagers from residents of the United States. They have taken this position on legislation pending in Congress, discussed below, and have also pursued various criminal prosecutions. For example, of several indictments issued at the request of the United States Attorney for the Southern District of New York, the one case that went to trial involved Jay Cohen, an owner of World Sports Exchange, a licensed gaming operator in Antigua. On February 28, 2000 the jury in the Federal District Court case found Jay Cohen guilty of violating United States federal law (18 U.S.C. Section 1084), a federal statute that purports to make it illegal for a betting or wagering business to use a wire communication facility to transmit bets or wagers in interstate or foreign commerce. Several of the counts for which Mr. Cohen was found guilty solely involved his Internet operations. The decision is on appeal.

     Other countries, such as Great Britain, have recently lent new legitimacy to online gambling. In March 2001, Great Britain dumped its tax on sports betting in exchange for a pledge by its famed bookmakers to shut down their offshore Internet operations and reopen them at home. One bookmaker said the change could turn the United Kingdom into "the hub of the global gambling industry." The tax-code change, announced by Chancellor of the Exchequer Gordon Brown as part of the government's budget for 2002, makes Britain the first world power to embrace Internet gambling. Under the new scheme, the government on January 1, 2002 scrapped its 9 percent tax on wagers, which was paid directly by bettors, and replaced it with a 15 percent tax on gross profits that will be absorbed by bookmakers who conduct off-site wagering, either via the Internet or

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by  telephone,  in Britain.  The British bookmakers are free to accept wagers on sports contests from all over the world, though it is still illegal to offer online casino-style games over the Internet from the United Kingdom.

     Britain's entry into online gambling is expected to put additional pressure on the United States and other nations to either join the rush toward regulation or develop a workable strategy to stop Internet gambling operators from targeting their citizens. Britain's decision is the direct result of competition from offshore operators doing business in tax-free jurisdictions. In the face of such competition, virtually all of Britain's bookmakers had established their own Internet divisions in locales as Antigua, Gibraltar and Malta, cutting into the tax revenue the British government collects from gambling.

     Now, those bookmakers that return to Britain will enjoy a competitive advantage over those offshore operators, who will be banned from advertising their services in the United Kingdom. As a result of the debate on the effectiveness of laws in the United States to address activities of interactive gaming operators, there has been an extended effort in the United States to prohibit certain types of interactive gaming by companies engaged in the business of gaming. It is impossible to predict the outcome of such legislation. If passed, such federal legislation would prohibit wagering over the Internet by gambling businesses, with exceptions for certain forms of gaming.

     The Company believes that if such laws were found to be applicable to activities of the Company, such laws would have a material adverse effect on the Company's business, revenues, operating results and financial condition.

     H.R. 4419, a Bill introduced in May, 2000 in the House of Representatives, is titled the Internet Gambling Funding Prohibition Act. In the form introduced, this Bill would have prohibited any gambling business from accepting any financial instrument (defined as any check, wire, credit card charge or any other transaction facilitated by a financial institution) for the purpose of Internet gaming. At a Banking Committee hearing on June 28, 2000, the Bill passed out of Committee with amendments that largely removed the international reach of the Bill and also added exceptions to the prohibitions for pari-mutuel and lottery. It was serially referred to the House Judiciary Committee for consideration. More than 11 federal cases against the credit card companies and several of the issuing banks were consolidated and assigned to Judge Stanwood R. Duval Jr. in New Orleans. The plaintiffs were people who had lost money gambling online. They argued that the banks and credit card companies were involved in "illegal gambling on the Internet." In sending out monthly statements to the plaintiffs who had used the cards to gamble online, the plaintiffs alleged that the defendants committed mail and wire fraud in trying to collect "illegal" debts. The plaintiffs also charged that the financial institutions were "aiding and abetting "criminal enterprises. If the casinos had not accepted credit cards, the plaintiffs argued, they wouldn't have gambled online.

     On Feb. 23, Duval dismissed the cases outright, before they even got to trial. That's an unusually strong step for a judge, but Duval ruled that the plaintiffs had no grounds to bring these cases. Perhaps more significantly, he also ruled that Internet casinos do not violate federal law. "Plaintiffs in these cases are not victims," the judge stated in his ruling, "they are independent actors who made a knowing and voluntary choice to engage in a course

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of  conduct.  Litigation  over  their own actions arose only when the results of those actions became a debt that they did not wish to pay. At this point in time, Internet casino gambling is not a violation of federal law."

     Duval  quoted   with  approval   an  Appeals   Court  ruling  that  stated,
"plaintiffs, i.e. the players, can avoid any injury simply by walking away from the alleged wrongdoers, the casinos, by not playing in the casinos."

     In an opinion Duval ruled that the 1961 federal Wire Act, under which telephone and Internet bookmaker Jay Cohen was convicted, applies only to sports betting and "does not prohibit Internet casino gambling." In his ruling, Duval examined the requirements for bring a RICO case, and determined that the plaintiffs did not meet any of them. He stated, "This case is no different than Jubilirer." That was a reference to the case of Art Jubilirer, who lost $25 playing blackjack online and tried to bring a RICO claim against MasterCard and MBNA Bank. His suit was dismissed by a different federal court in September 1999.

     The director of litigation for Visa International, Steve Zelinger, was quoted in a story about the ruling in an issue of The American Banker as saying:
"It's not our role to legislate people's lives. We're not a police organization, we're a payment mechanism."

STRATEGIC  RELATIONSHIPS

     InterSpace recognizes the speed at which the Internet operates, and is committed to remaining a leader in the Internet gaming industry. As such, InterSpace plans to enter into several key strategic relationships, and is pursuing additional partnerships. These partnerships are of several types:

     - Alliances or partnerships with other technology companies that enable InterSpace to get to market faster with a more robust or diverse product offering.

     - Alliances or partnerships that offer new and strong distribution channels for our products.

     -     Alliances   or  partnerships  that   enhance  transaction  processing
           relationships with financial institutions  and  e-commerce providers.

RESEARCH  AND  PRODUCT  DEVELOPMENT

     The Company recently launched its first product, Planetlotto.com, and new product development will continue to be a primary focus of InterSpace for the current fiscal year as the Company refines its business model and adds new types of lottery style games. As the traditional lottery market and the interactive online lottery market begin to converge, new games that redefine the online lottery market will emerge. InterSpace hopes to lead this convergence by redefining the online lottery experience. The Company plans to focus on a variety of different types, styles and themes of games, focusing on different demographic and niche markets in order to penetrate a larger user base.

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NUMBER  OF  EMPLOYEES

     As of September 30, 2001, the Company employed 4 persons. All other personnel operate as independent contractors to the Company.

Item  17:  Management's  Discussion  and  Analysis  of  Plan  of  Operation

OVERVIEW

     Until the launch of www.planetlotto.com in December of 2001, the Company has been in the development stage of operations. Since its inception in 1998, management has performed significant legal and market research to determine the feasibility of the model and its likelihood for success. It was determined relatively early in the process that the Company's business model held significant potential, but would require capital resources necessary to develop infrastructure and properly market the product. Throughout its development, the Company has managed to raise sufficient capital to continue refinement of the model and develop important relationships integral to delivery of the product on a global scale.

     Due to its relative infancy, the online lottery industry, and even the more established online casino industry, has suffered due to the reluctance of established investment groups to participate as a result of the confusing legal environment. However, in the past 24 months, new legislation combined with more established companies entering the fold, has left a clearer picture of the future of the industry. As a result, online gaming is becoming one of the fastest growing sectors of the Internet.

     The Company has had discussions with many investment groups over the course of its development, but has delayed entering into a significant funding relationship due to the lack of acceptable terms. However, now that the Company has launched its model and management has proven its ability to achieve certain goals, investment offers with more favorable terms are beginning to surface. It is management's belief that the Company will be able to secure adequate funding at acceptable terms to continue development of the business into self-sufficient revenues and positive cash flow, however, there can be no assurances that funding will occur.

LIQUIDITY  AND  CAPITAL  RESOURCES

     As of September 30, 2001 the Company had only $3,242 in cash resources available to satisfy requirements for operations, which are not sufficient to sustain operations. No assurances can be given that the Company will be successful in realizing sufficient funding to continue any operations. Based on the development plan and low overhead, the Company has been able to stay within its planned timeframe for launch of the PlanetLotto website and has begun to generate revenue.

     The Company's financial statements have been prepared on a continuing operations basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

     Management recognizes that the Company must generate additional investment in a timely manner to maintain its current level of operations and continue to

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develop the Company's business model to maturity. If such investment is delayed, management will be required to reduce the Company's operations. The Company plans to seek private placements of equity capital to fund its operations but has no commitments at date of this report for funding.

As of September 30, 2001, there were no material commitments for capital expenditures.

RESULTS OF OPERATIONS FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2001 COMPARED TO THE SAME PERIOD IN 2000.

     The Company continued development of its business model during the nine months ended September 30, 2001, thus no revenues were achieved. The Company incurred operating expenses for the nine-month period of $994,800 in 2001 compared to $1,394,891 in the same period in 2000. The Company recorded a net operating loss of ($945,133) for the 2001 period as compared to ($1,394,891) for the nine-month period in fiscal year 2000. The Company losses will continue until business and profitable operations are achieved. While the Company is seeking capital sources for investment, there is no assurance that capital sources can be found. The loss per share for the 2001 fiscal period was ($.01) compared to ($.04) for the nine-month period in 2000.

LIQUIDITY  AND  CAPITAL  RESOURCES

     The Company had cash capital of $3,242, as well as $4,921 in fixed assets, and investments of $347,083 for total tangible assets of $355,246 at the end of the period. The Company will be forced to make private placements of stock in order to fund operations continuance. No assurance exists as to the ability to make private placements of stock.

     At September 30, 2001, the Company had no trade accounts receivable. The Company has current liabilities of $765,659, which exceed current assets by approximately $762,417.

Item  18:  Description  of  the  Property

     The Company does not own any real property and has no long-term commitments to lease any space. The Company currently leases office and conference facilities on a month-to-month basis at 7825 Fay Avenue, #200, La Jolla, California 92037.

Item  19:  Certain  Relationships  and  Related  Transactions

     None

Item  20:  Market  for  Common  Equity  and  Related  Stockholder  Matters

     Our  common  stock  is  traded  on  the  National Association of Securities
Dealers, Inc.'s OTC Bulletin Board under the symbol "ITET." On January 28, 2002, the low and high bid prices for the common stock on the Bulletin Board were $0.095 and $0.11, respectively.

     The following table shows the range of reported low bid and high bid per share quotations for our common stock for the periods indicated. The high and low bid prices for the periods indicated reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                 High  Bid          Low  Bid
     2001
     First  Quarter                $5.250            $0.125
     Second  Quarter               $0.421            $0.055
     Third  Quarter                $0.100            $0.010
     Fourth  Quarter               $0.195            $0.019

Penny  Stock  Regulation

     Our shares are subject to the Penny Stock Reform act of 1990, which may potentially decrease our ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price less than $5.00. The penny stock rules require a broker-dealer prior to a non-exempt transaction to deliver a standardized risk disclosure document and make a special determination that penny stocks are a suitable investment for each investor. In addition the broker-dealer must receive the investor's written agreement to the transaction. These disclosure requirements may have the affect of reducing the level of trading activity in our stock and make it more difficult for you to resell your stock in our Company.

Shareholders

     The approximate number of holders of record of the Common stock as of the date of this prospectus is 196 inclusive of those brokerage firms and/or clearinghouses holding shares of common stock for their clientele (with each such brokerage house and/or clearinghouse being considered as one holder).

Dividend  Policy

     We have not declared or paid any dividends on our shares of common stock. We intend to retain future earnings, if any, that may be generated from our operations to finance our future operations and expansion and do not plan for the reasonably foreseeable future to pay dividends to holders of our common stock. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our board of directors in its discretion deems relevant.

Item  21:  Executive  Compensation

Compensation  of  the  Executive  Officers

     The following table sets forth the compensation by the Company of the Chief Executive Officer and the four most highly compensated other executive officers of the Company in 2000, for services in all capacities to the Company and its subsidiaries for the nine months ended September 30, 2001 and during the two fiscal years ended December 31, 2000.

          ANNUAL  COMPENSATION
          --------------------

Name and                        Annual       Bonus     Other Annual    Long Term
Principal Position     Year     Salary                 Compensation    Awards of
                                                                         Options
Daniel P. Murphy       2001    $90,000         0             0                0
Chairman of the        2000    $90,000         0             0          250,000
Board, President       1999    $63,333         0             0                0
and CEO

Alejandro Trujillo     2001    $48,000         0             0                0
Director, Chief        2000    $83,333         0             0          250,000
Technology Officer     1999    $63,333         0             0                0

Andrew  P.  Patient    2001    $70,833         0             0                0
Chief  Financial       2000    $86,250         0             0          250,000
Officer  and           1999    $18,750         0             0                0
Secretary

Item  22:  Financial  Statements

                          INTERSPACE ENTERPRISES, INC.
                          (A Development Stage Company)


                        Financial Statements (Unaudited)

                  For the Nine Months Ended September 30, 2001
             and Cumulative from Inception of the Development Stage

                          INTERSPACE ENTERPRISES, INC.
                          (A Development Stage Company)
                            Balance Sheet (Unaudited)


                                     ASSETS

                                                    September 30,   December 31,
                                                        2001           2000
                                                    -------------   ------------
Current  Assets
  Cash                                               $     3,242         17,343
  Prepaid Expenses                                             -         14,750
                                                     -----------    -----------
    Total current assets                                   3,242         32,093
                                                     -----------    -----------

Fixed  Assets
  Computer and office equipment                           11,281         11,281
  Accumulated depreciation                                (6,360)        (4,315)
                                                     -----------    -----------
    Total fixed assets                                     4,921          6,966
                                                     -----------    -----------

Investments                                              347,083              -
                                                     -----------    -----------

    Total Assets                                     $   355,246         39,059
                                                     ===========    ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current  Liabilities
  Accounts payable                                   $   176,056        260,053
  Notes payable                                           30,000        136,000
  Accrued payroll liabilities                            557,387        279,332
  Accrued liabilities                                      1,600          1,600
  Convertible  notes  payable                                  -        136,000
  Accrued  interest                                            -          9,105
  Current portion long term liabilities                      616            930
                                                     -----------    -----------
    Total current liabilities                            765,659        823,020
                                                     -----------    -----------

Long Term Liabilities                                        499          1,111
                                                     -----------    -----------

Stockholders'  Equity
  Common stock                                               910            658
  Accounts receivable subscribed                      (1,182,607)    (1,187,097)
  Additional paid in capital                           3,628,083      2,313,532
  Accumulated deficit - during development stage      (2,857,298)    (1,912,165)
                                                     -----------    -----------
    Total stockholders' equity                          (410,912)      (785,072)
                                                     -----------    -----------

    Total Liabilities and Stockholders' Equity       $   355,246         39,059
                                                     ===========    ===========

See  accompanying  note  F-1

                          Interspace Enterprises, Inc.
                          (A Development Stage Company)
                      Statement of Operations (Unaudited)

                                                                                            Cumulative from
                                                                                             June 30, 1998
                                                                                           (Inception of the
                                                                                              Development
                             Three Months    Three Months    Nine  Months    Nine Months       Stage) to
                                 Ended           Ended           Ended          Ended          Sept. 30
                            Sept. 30, 2001  Sept. 30, 2000  Sept. 30, 2001  Sept. 30, 2000        2001
                            --------------  --------------  --------------  --------------  ----------------
Revenues                              -               -               -               -

Sales                         $       -               -       $       -               -                 -
                              ---------------------------------------------------------------------------
   Total  Revenue                     -               -               -               -                 -

Research and Development              -               -               -               -             5,059

Administrative and Selling
  Expenses

Consulting                      108,442          24,500        299,942          173,087           630,767
Depreciation and amortization       682         220,492          2,045          403,476             6,360
Legal and professional                -          12,000         75,800           53,117           277,317
License  fees                         -               -              -          333,000           373,000
Marketing and promotion               -           2,920          8,772           15,264           108,403
Office expense                    5,806          10,707         28,764           27,663            88,129
Other administrative expenses    62,012          29,117        113,187           81,668           281,396
Rent                              1,956           1,195          8,514            3,765            19,337
Salaries                        115,731         110,223        457,776          303,851         1,160,163
                              ---------------------------------------------------------------------------
  Total Administrative
    Expense                     294,629         411,154       994,800         1,394,891         2,944,872
                              ---------------------------------------------------------------------------

  Net Loss from Operations     (294,629)       (411,154)     (994,800)       (1,394,891)       (2,949,931)
                              ---------------------------------------------------------------------------

Other Income

Interest income                 (13,530)              0       (40,636)               0            (95,107)
Interest  expense                     0               0        (9,031)               0                 74
                              ---------------------------------------------------------------------------
  Total Other (Income)
    Expense                     (13,530)              0       (49,667)               0            (95,033)
                              ---------------------------------------------------------------------------

Income Taxes                          -               -             -                -              2,400
                              ---------------------------------------------------------------------------

  Net loss                    $(281,099)       (411,154)     (945,133)      (1,394,891)        (2,857,298)
                              ===========================================================================


See  accompanying  note  F-2

                          INTERSPACE ENTERPRISES, INC.
                          (A Development Stage Company)
                      Statement of Cash Flows (Unaudited)
                  For the Nine Months Ended September 30, 2001

                                                                 June 30, 1998
                                                               (Inception of the
                                                                   Development
                                 Nine  Months    Nine Months       Stage) to
                                    Ended          Ended          Sept. 30
                                Sept. 30, 2001  Sept. 30, 2000        2001
                                --------------  --------------  ----------------
Cash Flows from Operating
  Activities
    Net Loss                       $(945,133)      (1,394,891)     $(2,857,298)

  Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Depreciation and amortization      2,045          403,476            6,360
    Stock issued for services        496,670          469,000        1,127,620
    Changes in:
    Prepaid expense                   14,750                -                -
    Accounts payable                 (83,997)          28,849          176,056
    Accrued interest                  (9,105)                                -
    Accrued payroll liabilities      278,055           86,814          557,387
    State tax payable                      -                -            1,600
                                   -------------------------------------------
Net Cash Used In Operating
  Activities                        (246,715)        (406,752)        (988,275)
                                   -------------------------------------------

Cash Flows From Investing
  Activities
    Accrued interest related
      parties                        (40,636)               -          (95,107)
    Computer and equipment
      purchases                            -             (219)          (8,335)
    Note receivable (payments)        45,126             (738)          45,126
                                   -------------------------------------------
Net Cash Used in Investing
  Activities                           4,490             (957)         (58,316)


Cash Flows from Financing
  Activities
    Notes payable                   (106,000)         170,000           39,200
    Sale of common stock             471,050          264,102        1,021,664
    Repayment of notes                  (926)               -          (11,031)
    Convertible notes               (136,000)               -                -
                                   -------------------------------------------
Net Cash Used in Financing
  Activities                         228,124          434,102        1,049,833
                                   -------------------------------------------

    Net Decrease in Cash             (14,101)          26,393            3,242

  Cash, beginning of the year         17,343           10,223                0
                                   -------------------------------------------

Cash, September 30, 2001           $   3,242           36,616      $     3,242
                                   ===========================================


See  accompanying  note  F-3

                          INTERSPACE ENTERPRISES, INC.
                          (A Development Stage Company)
            Statement of Changes in Stockholders' Equity (Unaudited)
                  For the Nine Months Ended September 30, 2001

                            Preferred Stock     Common Stock    Additional Paid  Accounts Rec  Accumulated
  Description                Shares Dollars   Shares    Dollars    in Capital      Subscribed      Deficit    Total
----------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000        -       -   65,836,800 $   658    $2,313,532    $(1,187,097)  $(1,912,165) $(785,072)

Conversion of notes payable                     423,900       4       199,146              -                  199,150

Shares issued for services                    3,908,530      39       579,486       (240,000)                 339,525

Interest on notes                                     -       -             -        (14,002)                 (14,002)

Due  from  shareholder                                -       -             -         41,112                   41,112

Net loss                                                                                          (580,307)  (580,307)
                             ----------------------------------------------------------------------------------------
Balance March 31, 2001           -       -   70,169,230     701     3,092,164     (1,399,987)   (2,492,472)  (799,594)

Conversion of notes payable                   4,072,500      41       186,859                                 186,900

Shares issued for services                    1,606,000      16       121,509                                 121,525

Revaluation  adjustment                                       -      (360,000)       240,000                 (120,000)

Shares issued for stake                       4,958,333      50       347,033                                 347,083
  in  Randombet.com

Interest on notes                                             -             -        (13,104)                 (13,104)

Due from shareholder                                          -             -          4,014                    4,014

Net loss                                                                                           (83,727)   (83,727)
                             ----------------------------------------------------------------------------------------
Balance June 30, 2001            -       -   80,806,063     808     3,387,565     (1,169,077)   (2,576,199)  (356,903)

Shares issued for services                    5,150,000      51       155,569                                 155,620

Shares issued for cash                        5,150,000      51        84,949              -                   85,000

Interest  on notes                                            -             -        (13,530)                 (13,530)

                                                                                                  (281,099)  (281,099)
                             ----------------------------------------------------------------------------------------

Balance September 30, 2001       -       -   91,106,063 $   910    $3,628,083    $(1,182,607)  $(2,857,298) $(410,912)
                             ========================================================================================

See  accompanying  note  F-4

                          INTERSPACE ENTERPRISES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE  1  -  BASIS  OF  PRESENTATION

     The accompanying unaudited financial statements include the accounts of InterSpace Enterprises, Inc. (the "Company"). The financial statements have been prepared in accordance with generally accepted Accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles.

     In the opinion of management, the unaudited interim financial statements for the period ended September 30, 2001 are presented on a basis consistent with the audited financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such period.

     The results for the nine months ended September 30, 2001 are not necessarily indicative of the results of operations for the full year. These financial statements and related footnotes should be read in conjunction with the financial statements and footnotes thereto included in the Company's financial statements of the period ended December 31, 2000.

NOTE  2  -  INVESTMENT  IN  RANDOMBET.COM

     On June 29, 2001, the Company entered into an agreement to acquire approximately a 10% stake in Randombet.com, plc, a private UK gaming company. The Company acquired 700,000 shares of Randombet.com valued at (pound) 0.60 per share for a total of (pound)420,000. The purchase was effected by the issuance of 4,958,333 shares of Interspace common stock. The transaction was recorded at the market value of the consideration given, or $.07 per share.

NOTE  3  -  NON-MONETARY  TRANSACTIONS

     The Company issued 10,664,530 shares during the nine month period ending September 30, 2001, for certain consulting and advisory services provided to the Company, as well as services related to the development of the Company's internet infrastructure. The Company valued these transactions at what they believed to be the fair market value of the services. The value for these services also approximates what management believes to be the value of the stock. A portion of the shares representing compensation for services were revalued to more closely approximate the value of the services provided. The revaluation resulted in a reduction in consulting expense of $120,000.

     In April 2001, the Company reversed accruals totaling $80,000 relating to consulting services related to the merger which were not provided. These amounts were expensed as consulting fees in the 2000 fiscal year and have been credited to expense in 2001.

NOTE  4  -  INTEREST  INCOME/EXPENSE

     Interest income represents accrued interest on promissory notes to the Company from certain officers incurred as a result of options previously exercised.

     Interest expense represents accrued interest recovered as a result of conversion of notes payable to common stock.

                          Independent Auditor's Report
                          ----------------------------


Board  of  Directors  and  Stockholders
InterSpace  Enterprises,  Inc.
7825  Fay  Avenue,  Suite  200
La  Jolla,  CA  92037


     We have audited the accompanying balance sheet of InterSpace Enterprises, Inc., (A development stage company) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows years ended and from June 30, 1998, date of inception, through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterSpace Enterprises, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year then ended and from June 30 1998, date of inception, through December 31, 2000 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note K to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note K. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Siegel,  Smith  &  Garber  LLP
Solana  Beach,  California

April  5,  2001

                          Interspace Enterprises, Inc.

                          (A Development Stage Company)

                              Financial Statements

                                      And

                    For the Period June 30, 1998 (Inception)

                            Through December 31, 2000





                                C O N T E N T S

BALANCE
SHEET                                                                       48

STATEMENT  OF
OPERATIONS                                                                  49

STATEMENT  OF  CASH
FLOWS                                                                       50

NOTES  TO  FINANCIAL  STATEMENTS

                          INTERSPACE ENTERPRISES, INC.
                          ----------------------------
                          (A DEVELOPMENT STAGE COMPANY)
                          ----------------------------
                                 BALANCE SHEETS
                          ----------------------------
                        AS OF DECEMBER 31, 2000 AND 1999
                        --------------------------------


                                                        2000           1999
                                                    -------------   ------------
Current  Assets
  Cash                                               $    17,343     $   10,223
  Prepaid expenses                                        14,750              0
                                                     -----------     ----------
    Total current assets                                  32,093         10,223
                                                     -----------     ----------

Fixed Assets
  Computer and office equipment                           11,281          9,299
  Accumulated depreciation                                (4,315)        (1,968)
                                                     -----------     ----------
    Total property and equipment                           6,966          7,331
                                                     -----------     ----------

    Total Assets                                     $    39,059     $   17,554
                                                     ===========     ==========


                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


Current Liabilities
   Accounts payable                                  $   260,053     $  147,737
   Notes payable                                         136,000
   Accrued payroll liabilities                           279,332        110,527
   Accrued income tax                                      1,600            800
   Convertible notes payable                             136,000
   Accrued interest                                        9,105
   Current portion long term debt                            930            719
                                                     -----------     ----------
     Total current liabilities                           823,020        259,783
                                                     -----------     ----------

Long Term Liabilities                                      1,111          2,227
                                                     -----------     ----------

Stockholders' Equity (Deficit)
  Common stock                                               658         40,002
  Accounts receivable subscribed-related parties      (1,187,097)        (5,000)
  Additional paid in capital                           2,313,532        402,438
  Accumulated deficit during development stage        (1,912,165)      (681,896)
                                                     -----------     ----------
    Total stockholders' equity                          (785,072)      (244,456)
                                                     -----------     ----------

    Total Liabilities and Stockholders' Equity       $    39,059     $   17,554
                                                     ===========     ==========

                          INTERSPACE ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS
      FOR THE YEARS ENDED DECEMBER 31, 2000 and 1999 AND INCEPTION TO DATE

                                                                 From Inception
                                                                 June 30, 1998
                                                                     Through
                                        2000          1999      December 31,2000
                                    ------------  ------------  ----------------
Revenues                             $        -    $        -      $        -
                                     ----------------------------------------

Research and Development                      -             -           5,059
                                     ----------------------------------------
Administrative and Selling
  Expenses
    License fees                        333,000        31,990         373,000
    Consulting                          257,250        70,100         330,825
    Depreciation and amortization         2,347         1,660           4,315
    Legal and professional               50,201       141,061         201,517
    Marketing and promotion              14,468        85,163          99,631
    Office expense                       24,241        31,076          59,365
    Other administrative expenses       120,671        44,518         168,209
    Rent                                  5,777         3,651          10,823
    Salaries                            466,880       203,199         702,387
                                     ----------------------------------------
      Total Administrative Expense    1,274,835       612,418       1,950,072
                                     ----------------------------------------

      Net Loss from Operations       (1,274,835)     (612,418)     (1,955,131)
                                     ----------------------------------------

Other (Income) Expense
  Interest income                       (54,471)                     (54,471)
  Interest expense                        9,105                        9,105
                                     ---------------------------------------
      Total Other (Income) Expense      (45,366)                     (45,366)

Income Taxes                                800           800          2,400
                                     ---------------------------------------

      Net Income                     $(1,230,269)    (613,218)    (1,912,165)
                                     =======================================

Weighted Average Shares               58,321,405   32,206,741
Loss per share                             (0.02)       (0.02)

                          INTERSPACE ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FROM INCEPTION, JUNE 30, 1998
                            THROUGH DECEMBER 31, 2000

                                                                 From Inception
                                                                 June 30, 1998
                                                                     Through
                                        2000          1999      December 31,2000
                                    ------------  ------------  ----------------

Cash Flows from Operating Activities:
  Net Loss                           $(1,230,269)  $  (613,218)    $(1,912,165)

Adjustments to reconcile net income
  to net cash provided by
  operating activities:
    Depreciation                           2,347         1,660           4,315
    Stock for services                   469,000       158,475         630,950
    Changes in:
    Prepaid expense                      (14,750)            0         (14,750)
    Accounts payable                     112,316       147,737         260,053
    Accrued interest                       9,105             0           9,105
    Accrued payroll expenses             168,805        91,684         279,332
    State tax payable                        800           800           1,600
                                     -----------------------------------------
Net Cash Used in Operating
  Activities                            (482,646)     (212,862)       (741,560)
                                     -----------------------------------------

Cash Flows from Investing Activities
    Accrued interest related parties     (54,471)            0         (54,471)
    Computer and equipment purchases      (1,982)       (5,815)         (8,335)
    Note receivable (payments)                           3,000               0
                                     -----------------------------------------
Net Cash Used by Investing Activities    (56,453)       (2,815)        (62,806)
                                     -----------------------------------------

Cash Flows from Financing Activities
    Notes payable                        136,000             0          145,200
    Sale of common stock                 275,124       212,990          550,614
    Repayment of notes                      (905)       (9,200)         (10,105)
    Convertible notes                    136,000             0          136,000
                                     ------------------------------------------
Net Cash Provided by Financing
  Activities                             546,219       203,790          821,709
                                     -----------------------------------------

      Net Increase in Cash                 7,120       (11,887)          17,343

  Cash, beginning of the year             10,223        22,110                0
                                     ------------------------------------------

  Cash, December 31                  $    17,343  $     10,223       $   17,343
                                     ==========================================

Supplemental Non Cash Investing
  and Financing Activities:
    Stock issued for a Lottery
      license                        $   333,000  $                  $  333,000
    Stock for consulting service         136,000                        136,000
    Acquisiton of computer on note                       2,946            2,946

Supplemental Information:
    Interest paid                    $       353  $        413       $        0
    Taxes paid                                 0             0                0

                          INTERSPACE ENTERPRISES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE  A  -  Summary  of  Significant  Accounting  Policies
            ----------------------------------------------

Organization
------------
Interspace Enterprises, Inc. (the "Company") was originally incorporated in the State of Nevada on June 30,1998. The Company reincorporated as a Delaware Corporation on November 17, 1999. Additionally, on April 14, 2000 the Company entered into a stock exchange with Marathon Marketing Corp., ("MM") a Colorado Corporation. The Company issued 672,000 shares of common stock for all the outstanding shares of MM, which was also 672,000 and the transaction was accounted for as a reverse reorganization. As part of the reorganization all officers of MM resigned and MM changed its name to InterSpace Enterprises, Inc.

The Company plans to develop a website "PlanetLotto.com", incorporating a global lottery combined with an interactive half-hour game show. International viewers will have the potential to win cash and will be able to watch a weekly game show tailored to meet the needs of diverse international participants. Guests may enter any weekly jackpot by purchasing a $2.00 (US) entry and selecting their lucky numbers. Guests may also purchase PlanetLotto.com merchandise online. All transactions will be secured through an established online credit card transaction company. All ticket purchases will be confirmed via e-mail.

Development  Stage  Operations
Since inception, June 30, 1998, the Company has devoted significantly all of its efforts to development of a web site, obtaining capital resources and obtaining lottery licenses. Therefore, the Company is considered a development stage company as described in SFAS No. 7.

Use  of  Estimates
------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Basic  and  Diluted  Net  Loss  Per  Share
Net loss per share is calculated in accordance with SFAS128, Earnings Per Share for the period presented. Basic net loss is based upon the weighted average number of common shares outstanding. Diluted loss per share is based on the assumption that all-dilative convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive  Income
The Company has adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive loss and its components in the financial statements. To date, the Company's comprehensive loss equals its net loss.

                          Reportable Operating Segments
                          -----------------------------
SFAS 131, Segment Information, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance.

The financial information is required to be reported on the basis that is used internally for evaluating segment performance. The Company currently is the development stage and does not have reportable operating segments.

Cash  and  Cash  Equivalents
----------------------------
Cash  equivalents  include  cash  on  hand  and  in  banks.

Accounting  Method
------------------
The Company uses the accrual method of accounting, which recognizes income as it is earned and expenses as they are incurred.

Equipment  and  Depreciation
----------------------------
Property and equipment are carried at historical cost. Depreciation is computed using the straight-line method over the useful life of the asset. Asset lives are five years for equipment and software. Total depreciation from June 30, 1998, date of inception, through December 31, 2000 was $4,315, which represents $2,347 for the current calendar year, $1,660 for 1999 and $308 for the period of inception through December 31, 1998. The Company uses the modified accelerated cost recovery method for income tax purposes.

Income  Taxes
-------------
Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the financial statement carrying amounts and tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss ("NOL") as of December 31, 1999 of approximately $700,000 for federal purposes and $350,000 for State tax purposes. This NOL will be gin to expire in the year 2013 if not previously utilized.

Accounting  for  Stock-Based  Compensation
------------------------------------------
Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123) prescribes a fair value method of accounting for stock based compensation plans and for transactions in which stock options or other equity instruments are exchanged for goods or services. The Company adopted this accounting standard at inception. Accordingly, the fair value of the equity instruments issued is used to account for the payment of services rendered. Also, in accordance with SFAS No. 123, the Company has footnote disclosure with respect to stock-based non-employee compensation. The cost of stock based compensation is measured at the grant date on the value of the award and recognizes this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market valued of the stock as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.

                          New Accounting Pronouncements
                          -----------------------------
In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. In June 2000, the SEC staff amended SAB 101to provide registrants with additional time to implement SAB 101. The Company will be required to adopt SAB 101 by the fourth quarter of fiscal 2001. Upon commencement of operations, the Company intends to adopt the revenue recognition practices to conform to SAB 101. Furthermore, the Company does not expect the adoption of SAB 101 to have a material effect on its financial position or results of operation.

NOTE  B  -  Notes  Payable
            --------------

The Company has obtained from two interested parties a total of $136,000 in informal loans to meet the Company's day-to-day cash operating needs. The loans total $16,000 from one party and $120,000 from the second. Neither party has asked the Company to collateralize the loan, sign notes or state an interest rate. The Company intends to repay these parties when significant funding has been obtained. These notes are demand notes and therefore classified as a current liability. The Company has accrued $3,441 interest at a rate of 10percent on these friendly advances. Subsequent to year-end the $16,000 note was converted to 57,600 shares of the Company's common stock.

The Company has assumed a liability from an officer of the Company for approximately $2,000. The Officer used his personal credit to acquire computer equipment on a revolving credit basis. The loan is unsecured and bears 18% interest annually.

The following table represents the annual principal payments due on the revolving credit over the next five years:

                                  YEAR               AMOUNT
                                  2001              $    930
                                  2002              $  1,110
                                  2003              $    -0-
                                  2004              $    -0-
                                  2005              $    -0-

NOTE  C  -  Convertible  Notes  Payable
            ---------------------------

In August 2000 the Company raised $136,000 of capital via unsecured convertible notes. The terms of the notes are one (1) year with interest at 10% annually. The notes are convertible to equity at either the note holders' wishes or, if certain events occur within the Company, the Company has the right to convert. At December 31, 2000 no note holders or events had occurred to trigger conversion and the Company accrued $5,664 of interest payable on these notes. Subsequent to year-end the Company's stock traded on the National Association of Securities Dealers, Over-The-Counter Bulletin Board, in excess of the benchmark established in the Convertible Note Agreement. Therefore, the Company has converted all notes to stock subsequent to December 31, 2000.

NOTE  D  -  Income  Taxes

Income tax expense of $800 represents the minimum California franchise tax for the year ended December 31, 2000. The deferred income taxes consisted of the following as of December 31, 2000, 1999 and 1998.

                                               2000       1999       1998
     Deferred  tax  asset:
        NOL                                 $ 175,800  $ 106,200  $  68,700
                                            -----------------------------
              Total deferred tax asset      $ 175,800  $ 106,200  $  68,700
              Less:  Valuation allowance     (175,800)  (106,200)   (68,700)
                                            -------------------------------
                Net deferred tax asset      $       -  $       -  $       -
        Change in valuation allowance       $  69,600  $   37,500 $  68,700

NOTE  D  -  Income  Taxes-continued
            -----------------------

Deferred tax assets relates to the Company's net operating loss from inception through December 31, 2000. The net operating loss totals $1,900,000 as of December 31, 2000 and begins to expire in 2013. A valuation allowance has been provided against this deferred tax asset as it more likely than not that the deferred tax asset will not be realized.


NOTE  E  -  Preferred  Stock
            ----------------

The Company has authorized 40,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2000 and 1999 no shares were issued and outstanding.


NOTE  F  -  Common  Stock
            -------------

The Company has authorized 200,000,000 shares of $0.00001 par value common stock. On December 31, 2000 and 1999 there were 65,836,800 (post dividend) and 4,000,200 (pre dividend) shares issued and outstanding, respectively. During 2000, prior to the stock dividend the Company sold 99,000 shares totaling $222,500 less a $26,000 commission. Additionally, 136,000 shares, (pre dividend) were issued for services, valued at $136,000 and 333,000 shares were issued for a license in Ecuador. The shares issued for services and the license were valued at what management believed was the value of the stock issued, $1.00 per share.

On July 14, 2000, the Board of Directors announced a nine-for-one split of InterSpace common stock. The nine-for-one split was effected in the form of an 800% stock dividend paid to stockholders of record as of the close of business on July 14, 2000. All share and per share data reflect this split.


NOTE  G  -  Non-Monetary  Transactions

The Company initiated a policy, whereby a fifteen-percent commission is paid for referrals of investors in the Company's stock. During 2000 and 1999 the Company paid $26,000 and $33,260 respectively for referrals.

On February 9, 2000 the Company issued 2,997,000 shares, (post dividend), of common stock to The Association of Ecuador for a license to operate an internet lottery in Ecuador for a ten year period or until terminated. The Company will pay a 1.5% commission to The Association of Ecuador for each lotto ticket sold in Ecuador. The Company valued the transaction at $333,000. The value was based upon what management believed to be the value of the stock between a willing buyer and a willing seller at that point in time. Various stock transactions occurred at other prices during this time period. However, management believes that the transactions were limited and the Company encountered resistance from certain buyers at higher stock price.

Additionally, the Company issued 1,224,000 (post dividend) shares for certain consulting and advisory services provided to the Company. The Company valued these transactions at what they believed to be the fair market value of the services. The value for these services also approximates what management believes to be the value of the stock.

NOTE  H  -  Related  Party  Transactions
            ----------------------------

The Company currently has assumed a liability from an officer of the Company for approximately $2,000. The Officer used his personal credit to acquire computer equipment on a revolving credit basis. The loan is unsecured and bears 18% interest annually, (see Note B).

Certain officers and consultants were granted options to purchase stock of the Company in 1999. In March 2000 all outstanding options totaling 18,675,000 shares (post dividend), at a cost of $1,206,250 were exercised. The options exercised by the officers for 17,100,000 shares however, were completed by promissory notes to the Company for $1,087,500 and interest at the annual Federal mid-term rate. Total accrued interest at December 31, 2000 was $54,471. The interest was accrued on officer notes only. The Company has a balance owing to one consultant, that converted options, which approximates the amount of the note receivable. Additionally, the remaining consultant has paid $25,000 cash and provided services, which have been applied to the note.

The options exercised by the consultants have been offset in part by services and or amounts owed to the consultants. As of December 31, 2000 the consultants owed the Company $45,126 for the stock and the Company owed the consultants for services $18,750.

NOTE  I  -  Subsequent  events
            ------------------

The Company has converted the entire $136,000 of convertible notes to 272,000 shares of common stock. Additionally, the note holder of the $16,000 note converted their note to 57,600 shares of common stock.

NOTE  J  -  Commitments  and  Contingencies
            -------------------------------

The Company currently leases space for their corporate headquarters in an Executive Suite complex in the La Jolla area of San Diego, California. The
Company pays a minimum amount of rent, ($185 monthly) for limited use of conference and meeting rooms. The Company is also charged for additional services such as secretarial services, call forwarding and facsimiles. During 2000 the Company paid $5,868 for these services and the service can be terminated on 30 days written notice.

The Company is currently obligated under the terms of an operating lease for an automobile used by the CEO. The lease was originally for 36 months, at $618 a month, and matures August 2002.


NOTE  K  -  Going  Concern
            --------------

At December 31, 2000 and 1999 the Company had a significant working capital deficit. Additionally, the Company has recurring losses during their development stage as well as negative stockholders' equity. These factors raise doubt about the Company continuing as a going concern.

Management continues to seek capital via the sale of common stock. The Company is also discussing financing alternatives with various investment groups. There can be no assurance that the Company will be successful in its efforts to raise adequate capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Item 23: Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

     Siegel, Smith & Garber, LLP have audited the Company's records since inception. There were no disagreements with them on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     On April 14, 2000, the Company entered into a merger agreement with Marathon Marketing Corporation for the purposes of attaining a listing on a public exchange. The business combination was originally accounted for under the purchase method. During the annual audit, it was mutually agreed, given the recent clarification of the SEC's position regarding accounting for business
combinations,  that  the  most  appropriate   method  for  accounting  for  the
combination was as a reorganization. As a result, there should have been no goodwill associated with the transaction. The $622,000 amount booked as goodwill, as well as accumulated amortization of $440,000 was reversed in the fourth quarter. The year-end financial statements reflect the appropriate treatment of the transaction.


PART  II:  INFORMATION  NOT  REQUIRED  IN  PROSPECTUS

Item  24:  Indemnification  of  Directors  and  Officers

     Company's Bylaws and the Colorado Business Corporation Act provide for and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item  25:  Other  Expenses  of  Issuance  and  Distribution

     The following table sets forth the Company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

SEC  registration  fee                 $1,250.00  (estimate)
Federal  taxes                         $0
State  taxes  and  fees                $0
Trustees' and transfer agent's fees    $3,000  (estimate)
Printing  expenses       .             $5,000  (estimate)
Legal  fees  and  expenses             $5,000  (estimate)
Accounting  fees  and  expenses        $7,000  (estimate)
Miscellaneous  expenses                $2,000  (estimate)
                                       ----------
Total:                                 $23,250.00  (estimate)

Item  26:  Recent  Sales  of  Unregistered  Securities

Since November 8, 1998, the Company has raised $1,268,900 through the issuance of 22,404,026 shares of its Common Stock to 114 investors. These offerings were exempt from registration pursuant to 4(1). All of the shares were sold directly by the Company. The price per share was arbitrarily determined by the board of directors.


Item  27:  Exhibits

--------------------------------------------------------------------------------
Exhibit #     Description  of  Document
--------------------------------------------------------------------------------
3.1           Articles  of  Incorporation                Previously  filed
--------------------------------------------------------------------------------
3.2           Bylaws                                     Previously  filed
--------------------------------------------------------------------------------
5.1           Opinion of W. Andrew Stack                 Page  61
--------------------------------------------------------------------------------
10.1          Historical  Financial  Statements          Previously  filed
--------------------------------------------------------------------------------
23.1          Consent of Siegel, Smith & Garber, LLP     Page  62
--------------------------------------------------------------------------------
23.2          Consent of W. Andrew Stack                 Included in Exhibit 5.1
--------------------------------------------------------------------------------

EXHIBIT
NUMBER           DESCRIPTION  OF  DOCUMENT
-------          -----------------------
3.1               Articles  of  Incorporation
3.2               Bylaws
10.1              Historical  Financial  Statements
23.1              Consent  of  Independent  Auditors

Item  28:  Undertakings

(a)  The  undersigned  registrant  hereby  undertakes:

      (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein.

(b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The  undersigned  registrant  hereby  undertakes  that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

AVAILABLE  INFORMATION

     Interspace Enterprises, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York. New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20459.

SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of La Jolla, State of California, on February 6, 2002.

                                  Interspace  Enterprises,  Inc.

                                  By:/s/Daniel  P.  Murphy               2/6/02
                                  -------------------------------        ------
                                  Daniel  P.  Murphy                     Date
                                  President, Chief Executive Officer,
                                  Chairman  and  Director


     In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this Registration Statement:

NAME                                  TITLE                         DATE
--------------------------------------------------------------------------------

/s/Alejandro  Trujillo                Director                      2/6/02
Alejandro  Trujillo


/s/Andrew P. Patient                  Chief Financial
Andrew P. Patient                     Officer and Secretary         2/6/02

Exhibit  5.1



February  6,  2002



The  Board  of  Directors
Interspace  Enterprises,  Inc.
7825  Fay  Avenue,  Ste.  200
La  Jolla,  California  92037

Gentlemen:

     I refer to the Registration Statement filed on form SB-2 with the Securities and Exchange Commission (the "Commission") on February 6, 2002 under the Securities Act of 1933, as amended (the "Act") relating to an aggregate of 61,196,991 Shares of the Common Stock of the Company, $0.0001 par value, (the "Shares") to be issued.

     As special counsel to the Company, I have examined the laws of the State of Colorado, corporate records, documents and such questions of law as I have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in my opinion, all necessary corporate proceedings have been taken to authorize the issuance of the shares and that the shares being registered pursuant to the Registration Statement, when issued, will be fully authorized, legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement as amended. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration statement under the provisions of the Act.

Very  truly  yours,


/s/W.  Andrew  Stack
W. Andrew Stack, Esq.







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
Exhibit  23.1

                         CONSENT OF INDEPENDENT AUDITOR


We consent to the use in this Registration Statement of Interspace Enterprises, Inc. on Form SB-2 of our report dated April 5, 2001, appearing in the Prospectus, which is part of this Registration Statement.

/s/Siegel,  Smith  &  Garber,  LLP
February  6,  2002
















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